EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of April 9, 2008 (the “Agreement”), is by and between Intel Corporation, a Delaware corporation (the “Seller”), and EMCORE Corporation, a New Jersey corporation (the “Buyer”).  Seller and Buyer are sometimes referred to as the “Parties” and each individually as a “Party.”  All capitalized terms have the meanings ascribed to such terms in Article I or as otherwise defined herein.

RECITALS

A.           Seller and certain of its Subsidiaries desire to sell to Buyer, and Buyer desires to acquire from Seller and certain of its Subsidiaries, the Transferred Assets, and Buyer is willing to assume the Assumed Liabilities, all upon the terms and conditions set forth in this Agreement.

B.           In connection with the transactions contemplated by this Agreement, Buyer and Seller also intend to enter into certain other agreements, including, but not limited to, the Transition Services Agreement and the Intellectual Property Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions

.  Capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in Appendix A to this Agreement.

1.02 Defined Terms Generally

.  The definitions set forth in Appendix A or otherwise referred to in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  The table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.  Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).  Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action is to be taken by any Party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day.  All acts and proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no acts or proceedings shall be deemed taken nor any documents executed or delivered until all have taken, executed and delivered.

ARTICLE II

TRANSFER OF ASSETS

2.01 Transferred Assets

.  Upon the terms and subject to the conditions of this Agreement (including Section 2.05), at the Closing, Buyer shall acquire from Seller and its Subsidiaries, and Seller and its Subsidiaries shall sell, transfer, assign and convey to Buyer, or cause to be sold, transferred, assigned and conveyed to Buyer, free and clear of all Liens other than Permitted Liens, all of the right, title and interest of Seller or its Subsidiaries, as the case may be, in, to and under the following assets, as the same shall exist as of the Effective Time (collectively, the “Transferred Assets”):

(a) the Transferred Product Materials and Information;

(b) the Transferred Equipment;

(c) the Transferred Contracts;

(d) the Transferred Patents;

(e) the Transferred Trade Secrets

(f) the Transferred Copyrights;

(g) the Business Inventory with a value of $16,500,000  (the “Prepaid Inventory”) and the Additional Inventory; (provided that title to the Prepaid Inventory shall pass to Buyer at such time and subject to the conditions set forth in the Transition Services Agreement and that title to the Additional Inventory shall pass to Buyer at the time of the last Changeover Date as defined in the Transition Services Agreement);

(h) all Prepayments associated with Contracts that are Transferred Contracts;

(i) all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Government Authority held by Seller or any of its Subsidiaries that are used exclusively in connection with the Transferred Assets and that are by their terms transferable to Buyer (the “Business Permits”) provided that Buyer pay any fees required for such transfer; and

(j) the Books and Records.

The Transferred Intellectual Property (including the assets identified in clauses (d) through (f) above) shall be subject to any (i) licenses retained by Seller or granted to Seller pursuant to any Acquisition Document, (ii) Contracts with use restrictions or non-exclusive licenses to or with any Person existing on the date hereof granted to or by Seller or its Subsidiaries and (iii) Contracts with use restrictions or non-exclusive licenses to or with any Person entered into by a Seller or its Subsidiaries in the ordinary course of business not in violation of this Agreement prior to the Closing Date.   The Transferred Intellectual Property may be further obligated (either prior to the date hereof or in the ordinary course of business between the date hereof and the Closing Date) to be non-exclusively licensed, with or without receipt of payment, as a result of Seller’s or its Subsidiaries’ participation in various Special Interest Groups (SIGs), Standard Definition Organizations (SDOs) and similar organizations which may impose obligations to non-exclusively license the Transferred Intellectual Property to third parties.  To the extent that Seller or any of its Subsidiaries is required to ensure that successors with respect to the Transferred Intellectual Property assume such obligations to license, Buyer shall assume such obligations as of the Closing.

2.02 Excluded Assets

.  Buyer and Seller expressly understand and agree that all assets of Seller and its Subsidiaries, other than the Transferred Assets (the “Excluded Assets”), shall be excluded from the Transferred Assets, including, but not limited to:

(a) all assets, tangible or intangible, real or personal that are not specifically identified in Section 2.01, including all Intellectual Property other than the Transferred Intellectual Property;

(b) all Contracts that are not Transferred Contracts;

(c) all Prepayments associated with Contracts that are not Transferred Contracts or other obligations not assumed by Buyer;

(d) all Seller Accounts Receivable;

(e) all Cash and Cash Equivalents;

(f) all Seller Inventory that is not Prepaid Inventory or Additional Inventory;

(g) all Employee Plans;

(h) all Claims that relate to any of the other Excluded Assets or any of the Excluded Liabilities;

(i) all Claims that relate to events or breaches occurring on or prior to the Effective Time that relate to the Transferred Assets, including causes of action, claims and rights which Seller or its Subsidiaries may have under any insurance contracts or policies insuring the Transferred Assets;

(j) all rights to or claims for refunds of Taxes (including penalties) paid by Seller or its Subsidiaries, including those imposed on property, income or payrolls, to the extent such refunds of amounts were paid with respect to a Pre-Closing Tax Period;

(k) all rights, properties, and assets which have been used in the Business and which shall have been transferred (including transfers by way of sale) licensed or otherwise disposed of (either prior to the date hereof or in the ordinary course of business between the date hereof and the Closing Date) not in violation of the terms of this Agreement;

(l) all enterprise software, databases and networks of Seller or its Subsidiaries, including all sales management, engineering, materials, business planning, manufacturing, logistics, finance and accounting systems utilized by the Business;

(m) all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Government Authority held by Seller or any of its Subsidiaries other than the Business Permits; and

(n) all of the assets specifically identified on Schedule 2.02(n).

2.03 Assumed Liabilities

.  Upon the terms and subject to the conditions of this Agreement, effective at the Effective Time, Buyer shall assume, and shall pay, perform, fulfill and discharge, the following Liabilities of Seller or its Subsidiaries (collectively, the “Assumed Liabilities”):

(a) all Liabilities accruing from, arising out of or related to the Transferred Contracts that are incurred or required to be paid, performed or otherwise discharged on or after the Effective Time;

(b) all Liabilities accruing from, arising out of or related to Buyer’s operation of the Business and the ownership and operation of the Transferred Assets on or after the Effective Time;

(c) all Liabilities that are assumed by operation of Applicable Law related to the Transferred Employees whose primary place of employment is outside the United States, including those specified in Schedule 2.03(c);

(d) all Product Obligations;

(e) any Taxes to be paid by Buyer pursuant to Section 5.09; and

(f) all Liabilities to be performed by Buyer or its Subsidiaries under this Agreement and the Ancillary Agreements.

The assumption by Buyer of the Assumed Liabilities and the transfer of the Assumed Liabilities by Seller and its Subsidiaries shall in no way expand the rights or remedies of any Person against Buyer or Seller and its Subsidiaries or their respective officers, directors, employees, shareholders and advisors as compared to the rights and remedies that such Person would have had against such Parties had Buyer not assumed the Assumed Liabilities.  Without limiting the generality of the foregoing, the assumption by Buyer of the Assumed Liabilities shall not create any third-party beneficiary rights.

2.04 Excluded Liabilities

.  Notwithstanding any provision of this Agreement to the contrary (and without implication that Buyer is assuming any Liability of Seller not expressly listed in Section 2.03), except for those Liabilities expressly assumed by Buyer pursuant to Section 2.03 and Section 5.09, Buyer shall not assume and shall not be liable for, and Seller shall retain and remain, as between Seller and Buyer, solely liable for and obligated to pay, perform or discharge, all Liabilities of Seller and its Subsidiaries not included in the Assumed Liabilities (the “Excluded Liabilities”), including the following:

(a) all Liabilities accruing from, arising out of or related to the Transferred Contracts that are incurred or required to be paid, performed or otherwise discharged prior to the Effective Time and all Liabilities for breaches by Seller or its Subsidiaries of the Transferred Contracts prior to the Effective Time;

(b) all Pre-Closing Product Obligations;

(c) all Liabilities for income Taxes, franchise Taxes or other Taxes based on income, revenue, gross receipts, capital or net worth, and all Liabilities for other Taxes not specifically provided for in Section 5.09 to the extent such other Taxes arise from or relate to any Pre-Closing Tax Period;

(d) all Seller Accounts Payable;

(e) except as set forth in Section 2.03(c), any Liabilities under Employee Plans and Employee Agreements;

(f) all Liabilities accruing or arising from any Proceeding to the extent it is based on the operation or ownership by Seller or its Subsidiaries of the Business or the Transferred Assets prior to the Effective Time;

(g) all Liabilities accruing or arising from Seller’s or its Subsidiaries’ failure to comply with Applicable Laws with respect to the Business or the Transferred Assets prior to the Effective Time;

(h) any Liability for or in respect of any loan or other indebtedness for money borrowed (including capital leases and guarantees) of Seller or any of its Subsidiaries or Affiliates;

(i) any Liability accruing from, arising out of or relating to Seller or its Subsidiaries failure to comply with Environmental Law in connection with Seller and its Subsidiaries’ use and occupation of the Leased Property prior the Effective Time;

(j) any Liability for actual or alleged infringement of any Intellectual Property that relates to Products sold or shipped by Seller or its Subsidiaries prior to the Effective Time;

(k) all Liabilities accruing from, arising out of or relating to the Excluded Assets; and

(l) all Liabilities to be performed by Seller or its Subsidiaries under this Agreement and the Ancillary Agreements.

2.05 Assignment of Contracts and Rights.

(a) Anything in this Agreement or any other Acquisition Document to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a party thereto or the receipt of any Government Approvals or the satisfaction of any other requirement thereof or applicable thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer, Seller or any of Seller’s Subsidiaries thereunder.  Seller and Buyer will use commercially reasonable efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Transferred Asset or to obtain any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request; provided, however, that Seller shall have no obligation to assign or transfer any licenses of any Intellectual Property or any licenses granted by Seller in connection with the sale, distribution and license of the Products in the ordinary course of business that are not Transferred Contracts.  If such consent or Government Approval is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller or any of Seller’s Subsidiaries thereunder prior to the Closing or Buyer thereunder on or after the Closing so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder from and after the Effective Time in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.

(b) No other rights are granted hereunder, by implication, estoppel, statute or otherwise, except as expressly provided in this Agreement or in any other Acquisition Document.

2.06 Consideration

.

(a) The aggregate consideration (collectively, the “Consideration”) payable by Buyer to Seller for the Transferred Assets shall be:

(i)	3,700,000 shares of Buyer Common Stock (the “Share Consideration”); and

(ii)	the assumption of the Assumed Liabilities by Buyer; and

(iii)	the Additional Payment, if any, set forth in Section 2.09.

(b) If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Buyer Common Stock occurring after the date of this Agreement and before the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefore) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.  No fraction of a share of Buyer Common Stock will be issued in connection with the transactions contemplated by this Agreement, and in lieu thereof Seller shall receive from Buyer an amount of cash equal to such fraction of a share multiplied by the Buyer Common Stock Price.

2.07 Closing

.  The closing of the purchase and sale of the Transferred Assets hereunder (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 1881 Page Mill Road, Palo Alto, California 94304 on April 18, 2008 or at such other time and place or in such manner as the Parties may agree.  At the Closing:

(a) Seller shall deliver to Buyer the Bill of Sale and, simultaneously with the consummation of the transactions contemplated hereby, Seller, through its officers, agents and employees, will put Buyer into possession of all tangible Transferred Assets at the facilities where they are located as of the Closing Date;

(b) Seller and Buyer each shall execute and deliver the other Ancillary Agreements to which it is a party;

(c) Buyer shall deliver to Seller certificates representing the  shares of Buyer Common Stock delivered as Share Consideration;

(d) Buyer and Seller shall execute and deliver a delivery protocol relating to the manner for delivery of any software that is a Transferred Asset;

(e) Seller shall deliver to Buyer a certificate of the secretary or an assistant secretary of Seller attaching and certifying (i) the certificate of incorporation and Bylaws of Seller as then in effect, (ii) the resolutions of the Board of Directors of Seller delegating authority to certain authorized officers to approve the transactions contemplated hereby; and

(f) Buyer shall deliver to Seller a certificate of the secretary of Buyer attaching and certifying  (i) the certificate of incorporation and Bylaws of Seller as then in effect, (ii) the resolutions of the Board of Directors of Buyer approving the transactions contemplated hereby, including the issuance of the shares of Buyer Common Stock issued as Consideration.

2.08 Accounting

(a) .  From and after the Effective Time, Buyer shall have the right and authority to collect for its own account all items that are included in the Transferred Assets.

2.09 Payment of Additional Payment

.

(a) If the Average Buyer Trading Price, as determined on the date that is the one year anniversary of the Closing Date (or if such day is not a trading day, the first trading day thereafter) (the "Determination Date"), is less than $9.46, Buyer shall pay to Seller a payment equal to (A) $9.46 minus the Average Buyer Trading Price determined as of the Determination Date multiplied by (B) 3,700,000 (the "Additional Payment").  At Buyer's option, Buyer may pay the Additional Payment by delivering cash or shares of Buyer Common Stock, or a combination thereof.  Any shares of Buyer Common Stock delivered as part of the Additional Payment shall be valued at the Average Buyer Trading Price determined as of the Determination Date.  The amount of the Additional Payment may be subject to adjustment pursuant to clause 2.09(b), but in no event shall the Additional Payment be reduced below zero (i.e., in no event shall Seller owe Buyer any payment of any kind pursuant to this Section 2.09).  In no event shall the Additional Payment exceed (i) if paid in shares of Buyer Common Stock, 1,300,000 shares of Buyer Common Stock, or (ii) if paid in cash, an amount equal to 1,300,000 shares of Buyer Common Stock multiplied by the Average Buyer Trading Price.  If 1,000,000 or more shares of Buyer Common Stock are to be delivered by Buyer as part of the Additional Payment, such shares must be freely tradable by Seller immediately upon receipt by Seller.

(b) If, prior to the Determination Date, Seller has sold any of the Share Consideration at a price per share equal to or greater than $9.46, then the Additional Payment will be reduced by an amount equal to the number of shares of Share Consideration so sold by Seller multiplied by the price per share at which such shares were sold.  If, prior to the Determination Date, Seller has sold any of the Share Consideration at a price per share lower than $9.46, then the Additional Payment will be reduced by an amount equal to the number of shares of Share Consideration so sold by Seller multiplied by $9.46.  The parties acknowledge that Buyer paid shares of Buyer Common Stock as Stock Consideration pursuant to the Lassen Asset Purchase Agreement and that sale of such Stock Consideration shall not reduce any Additional Payment.  For the avoidance of doubt, any sale of shares of Buyer Common Stock by Seller shall be deemed to be a sale of the Stock Consideration paid to Seller pursuant to the Lassen Purchase Agreement until such time as all of such Stock Consideration has been sold, and no sale of such Stock Consideration shall reduce the Additional Payment.

(c) The “Average Buyer Trading Price” shall be the volume weighted average price of the Buyer Common Stock (as reported, absent manifest error, on Nasdaq.com) for the 15 consecutive trading days ending on and including the trading day that is the Determination Date.

(d) On the Business Day before the Determination Date, Seller shall notify Buyer whether it has sold any Share Consideration prior to such date, and if so, at what price per share.

(e) By 4:30 p.m., Eastern time, on the Determination Date, Buyer shall notify Seller whether it intends to deliver any Additional Payment due in cash or shares of Buyer Common Stock, or a combination thereof.  On the fifth Business Day following the Determination Date, if the Additional Payment is due to Seller in accordance with this Section 2.09, Buyer shall pay to Seller the amount of such Additional Payment as calculated pursuant to this Section 2.09.  Buyer shall deliver to Seller any cash used to pay such Additional Payment by wire transfer of immediately available funds to the account of Seller set forth on Schedule 2.09 and Buyer shall deliver to Seller certificates or book entry shares representing any shares of Buyer Common Stock used to pay such Additional Payment.

(f) If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change (a “Fundamental Change”) with respect to shares of Buyer Common Stock occurring after the date of this Agreement and before the Determination Date, all references in this Agreement to any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor, including the $9.46 price used in the calculations in this Section 2.09) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other Fundamental Change.  If in such Fundamental Change, the holders of Buyer Common Stock receive securities of another Person or other property then any such adjustments shall include delivery of an appropriate amount of such securities or other property if any shares of Buyer Common Stock are delivered as part of the Additional Payment.

(g) With respect to any shares of Buyer Common Stock delivered as part of the Additional Payment, (i) until the first anniversary of date such shares are delivered, Buyer shall make publicly available the information required by Rule 144(c)(1) under the Securities Act and (ii) in the event that Buyer files a registration statement registering shares of Buyer Common Stock (other than a registration statement relating to a business combination or employee benefit plan) before the date that is six months following date the Additional Payment is delivered, if requested by Seller, Buyer shall use commercially reasonable efforts to include the shares of Buyer Common Stock delivered in the Additional Payment in such registration statement and Buyer and Seller shall negotiate in good faith the terms of such inclusion; provided, however, that Buyer shall not be required to include such shares in such registration statement for an underwritten offering if the managing underwriter for such underwritten offering advises Buyer that that marketing factors require a limitation of the number of securities to be underwritten.  In no event shall shares of Buyer Common Stock issued as part of the Additional Payment be subject to any contractual lockup provisions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions to the representations and warranties in this Article III that are disclosed in the disclosure letter delivered to Buyer by Seller on the date hereof (the “Seller Disclosure Letter”), Seller hereby represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

3.01 Existence and Good Standing

.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to own, license, lease and operate the Transferred Assets as now owned, licensed, leased and operated by it.  Seller is qualified to conduct business and is in good standing in each jurisdiction in which it conducts the Business other than such jurisdictions where the failure to be so qualified would not reasonably be expected to have a Seller Material Adverse Effect.  Each Subsidiary of Seller that is transferring any Transferred Assets (any such Subsidiary, a “Transferring Subsidiary”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such concepts apply in such jurisdiction) and has all corporate power and authority required to own, license, lease and operate the Transferred Assets as now owned, licensed, leased and operated by it.  Each Transferring Subsidiary is qualified to conduct business and is in good standing in each jurisdiction in which it conducts the Business other than such jurisdictions where the failure to be so qualified would not reasonably be expected to have a Seller Material Adverse Effect.

3.02 Authorization and Enforceability

.  Seller has the corporate power and authority to execute, deliver and perform under this Agreement and to effect the transactions contemplated hereby, and each of Seller and each Transferring Subsidiary has the corporate power and authority to execute, deliver and perform the Ancillary Agreements and the other Acquisition Documents to which it is a party and to effect the transactions contemplated thereby. The execution, delivery and performance by Seller of this Agreement and by Seller and each Transferring Subsidiary of the Ancillary Agreements to which Seller or such Transferring Subsidiary is a party, and the consummation of the transactions contemplated hereby and thereby have been, and the execution, delivery and performance by Seller and each Transferring Subsidiary of any other Acquisition Documents to which Seller or such Transferring Subsidiary is a party and the consummation of the transactions contemplated thereby will be prior to the Closing Date, duly authorized by all necessary corporate action of the Seller or the relevant Transferring Subsidiary.   This Agreement has been and, when executed and delivered at the Closing, the other Acquisition Documents will have been, duly and validly executed by Seller or the relevant Transferring Subsidiary and, assuming the due execution and delivery of this Agreement and the other Acquisition Documents to which it is a party by Buyer, will constitute the legal, valid and binding agreements of Seller or such Transferring Subsidiary, enforceable against it in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

3.03 Governmental or Other Authorization

.  The execution, delivery and performance by Seller of this Agreement and the execution, delivery and performance by Seller and each Transferring Subsidiary of the other Acquisition Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, require no Seller Governmental Approvals.

3.04 Non-Contravention

.  The execution, delivery and performance by Seller of this Agreement and the execution, delivery and performance by Seller and each Transferring Subsidiary of the other Acquisition Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not contravene or conflict with the certificate of incorporation or bylaws of Seller or any Transferring Subsidiary, or, except for matters that would not reasonably be expected to have a Seller Material Adverse Effect, (a) assuming receipt of any Seller Approvals that are Governmental Approvals, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller, any Transferring Subsidiary or the Transferred Assets or (b) assuming receipt of the Seller Contractual Consents, (i) constitute a default under, give rise to any right of termination, cancellation, modification, or acceleration of, or a loss of any material benefit under any material Transferred Contract, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) on the Transferred Assets, or (iii) constitute a breach, default or violation of any settlement agreement, judgment, injunction or decree binding on or applicable to the Transferred Assets.

3.05 Personal Property

.  Seller or one of its Subsidiaries has good and marketable title to, or a valid and subsisting leasehold interest in, all of the material tangible personal property that is a Transferred Asset.  None of such personal property is subject to any Lien other than (a) Permitted Liens, (b) Liens that would not reasonably be expected to have a Seller Material Adverse Effect and (c) any restriction contemplated by this Agreement or any of the other Acquisition Documents.

3.06 Real Property

.  Seller or one of its Subsidiaries has good and marketable title to the any real property included in the Transferred Assets and a valid and subsisting leasehold interest in all of the leased real property that is a Transferred Asset, except as would not reasonably be expected to have a Seller Material Adverse Effect.  None of such real property is subject to any Lien created by Seller or its Subsidiaries other than (a) Permitted Liens, (b) Liens that would not reasonably be expected to have a Seller Material Adverse Effect and (c) any restriction contemplated by this Agreement or any of the other Acquisition Documents.

3.07 Litigation

.  There are no Proceedings pending or, to Seller’s Knowledge, any Proceedings threatened in writing or investigations pending or threatened in writing: (a) by or against Seller or any of its Subsidiaries relating to any of the Transferred Assets that would reasonably be expected to have a Seller Material Adverse Effect; or (b) that seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the other Acquisition Documents.  To Seller’s Knowledge, there are no material existing orders, judgments or decrees of any Governmental Authority against the Seller or its Subsidiaries relating to the Transferred Assets or Assumed Liabilities that would be binding on Buyer or its Subsidiaries after the Effective Time.

3.08 Transferred Contracts

.  Except as would not reasonably be expected to have a Seller Material Adverse Effect, each Transferred Contract is a valid and binding obligation of Seller or one of its Subsidiaries that is a party thereto and, to the Knowledge of Seller, is a valid and binding obligation of each other Person who is a party thereto, enforceable against it in accordance with its material terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity, and except for breaches or defaults that would not reasonably be expected to have a Seller Material Adverse Effect, none of Seller, any of its Subsidiaries or, to the Knowledge of Seller, any other party thereto is in material breach under any Transferred Contract.

3.09 Compliance with Applicable Laws

.  Seller and its Subsidiaries have complied in all material respects with all Applicable Laws relating to the Transferred Assets, except where the failure to comply would not reasonably be expected to have a Seller Material Adverse Effect.  To the Knowledge of Seller, it has not received written notice from any third party regarding any unresolved actual, alleged or potential material violation of any Applicable Law with respect to the Transferred Assets.

3.10 Tax Matters.

(a) Except to the extent that the failure to do so would not reasonably be expected to have a Seller Material Adverse Effect, Seller and its Subsidiaries have paid or cause to be paid all material Taxes relating to the Transferred Assets allocable (as provided in Section 5.09) to the Pre-Closing Tax Period that could become a liability of Buyer by reason of the transfer of the Transferred Assets to Buyer as described herein, other than non-delinquent Taxes incurred in the ordinary course of business since the Financial Information Date in amounts consistent with prior periods (as adjusted for changes in Tax rates and ordinary course fluctuations in operating results).  Neither Seller nor any of its Subsidiaries have an actual or contingent liability for Taxes that will become a liability of Buyer by reason of the transactions described herein, other than such non-delinquent Taxes described in the immediately preceding sentence for which Buyer may become liable by reason of statutory successor liability (or similar liability) under Applicable Law.

(b) To the Knowledge of Seller, no Governmental Authority has claimed that the Transferred Assets or the Business are subject to Tax in a jurisdiction in which the required Tax Returns have not been filed by the Seller or its Subsidiaries.

(c) To the Knowledge of Seller, no material issues have been raised in writing in any audits, examinations or disputes pertaining to Taxes arising from the Transferred Assets or the Business that would reasonably be expected to be raised in similar examinations of Buyer following the Closing.

(d) The representations and warranties contained in this Section 3.10 are the only representations and warranties being made with respect to tax matters.

3.11 Intellectual Property.

(a) Each material Transferred Copyright and Transferred Patent is free and clear of any Liens other than Permitted Liens.  To Seller’s Knowledge, either Seller or one of its Subsidiaries owns or is licensed to, all works of authorship and all associated Copyrights that are embodied in the Products.  Seller or a Transferring Subsidiary has good and marketable title to the material Transferred Copyrights and the Transferred Patents.

(b) To the Knowledge of Seller, neither (i) the current use of the Transferred Intellectual Property by Seller or any of its Subsidiaries in its current operation of the Transferred Assets nor (ii) the current manufacture, marketing, distribution or sale of any of the Products by Seller or its Subsidiaries in their current operation of the Transferred Assets infringes any Copyrights or Trade Secrets of any third party.  Seller, to its Knowledge, has not received any written claims currently pending from any Person claiming that the Products infringe or misappropriate the Copyrights, Trade Secrets or Patents of any Person.  For the avoidance of doubt, a Product shall not be deemed to infringe or misappropriate a Copyright, Trade Secret or Patent of any Person and Seller shall not be deemed to have received a claim from a Person for purposes of this Section 3.11(b) based on (w) any manufacturing method or process generally used by Seller and not limited to the Transferred Assets, (x) alleged or actual infringement by an underlying component unless such component is material and unique to the Products currently available from Seller; (y) alleged or actual infringement required for the advertised compliance with an industry standard or recognized specification available for licensing through an adopters group or other organization; or (z) reference in the designs, specifications or documentation of such Product to a product, specification or design of a third party.

(c) Seller has taken commercially reasonable steps to protect its rights in Trade Secrets of Seller embodied in the Products including taking commercially reasonable steps to have all of its respective current and former employees, consultants and contractors employed in the Business execute and deliver to Seller a proprietary information and assignment agreement.  To the Knowledge of Seller, it has not received written notice of any violation of or non-compliance with such agreements.

(d) To Seller’s Knowledge, neither Seller nor any of its Subsidiaries is a party to any outstanding decree, order or judgment of any Governmental Authority that restricts in any material manner the use, transfer or licensing of the Transferred Copyrights, the Transferred Patents or the Products.

(e) All registered Transferred Patents are currently in material compliance with formal legal requirements involving the payment of fees to Governmental Authorities (including payment of filing, examination and maintenance fees).  To the Knowledge of Seller, there are no proceedings or actions pending before any court or tribunal (including the PTO or equivalent authority anywhere in the world) to which Seller has been named as party and served with process that involve the validity, scope or priority of Transferred Patents.  None of the Transferred Copyrights are registered Copyrights.

(f) To Seller’s Knowledge, no software covered in its entirety by a Transferred Copyright is subject to any “open source license” as that term is defined by the Open Source Initiative.

(g) To Seller’s Knowledge, none of the Transferred Intellectual Property was developed by or on behalf of, or using grants or any other subsidies from, any Governmental Authority or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center was used in the development of any Transferred Intellectual Property.

(h) The representations and warranties contained in this Section 3.11 are the only representations and warranties being made, including with respect to compliance with Applicable Laws, relating to intellectual property matters.

3.12 Employee Matters.

(a) Certain Employee Plans.  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (i) has been maintained, operated and administered in all material respects in compliance with its terms and applicable Laws, and (ii) has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred since the date of any such determination that could reasonably be expected to give the Internal Revenue Service grounds to revoke such determination.

(b) Multiemployer Plans.  At no time has Seller or any other Person or entity under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder, contributed to or been obligated to contribute to any Multiemployer Plan or any plan maintained pursuant to a collective bargaining agreement, in either case with respect to Business Employees or former Business Employees.

(c) Labor.  No work stoppage or labor strike against Seller or any of its Subsidiaries is pending or, to Seller’s Knowledge, threatened in writing with respect to the Business Employees.  Seller has no Knowledge of any activities or proceedings of any labor union to organize any Business Employees who are not currently represented by a labor or trade union or employee representative body.  To Seller’s Knowledge, there are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Seller, threatened in writing relating to any labor, safety or discrimination matters involving any Business Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would be reasonably expected to have a Seller Material Adverse Effect.  Neither Seller nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Business Employees and no collective bargaining agreement is being negotiated by Seller with respect to the Business Employees.

(d) Business Employee List.  All of the employees of Seller and its Subsidiaries who work directly and primarily with the Transferred Assets as of the date hereof (including (i) those on military leave and family and medical leave, (ii) those on approved leaves of absence, and (iii) those on short-term disability under the short-term disability program of Seller or its Subsidiaries) regardless of the company payroll on which such individuals appear (the “Business Employees”), together with the country in which each such Business Employee is based, are listed on Section 3.12 of the Seller Disclosure Letter.

(e) Nature of Representations and Warranties.  The representations and warranties contained in this Section 3.12 are the only representations and warranties being made with respect to employee and employment matters.

3.13 Financial Information.

(a)           Seller has delivered to Buyer copies of the estimated unaudited pro forma consolidated statement of finished goods inventory of the Business at September 29, 2007 (the “Financial Information Date”) and of manufacturing fixed assets and R&D/other fixed assets of the Business at the Financial Information Date, and the related estimated unaudited consolidated statement of net revenues and direct expenses of the Business for the years ended each of December 25, 2004, December 31, 2005 and December 30, 2006 (collectively, the “Financial Statements”).   The Financial Statements have been prepared internally by Seller for management reporting purposes only.

(b)           The Financial Statements have been derived from the books and records of Seller and have not been separately audited.  The Financial Statements  present fairly in all material respects the financial condition and results of operations of the Business as of the date indicated or the period indicated; provided, however, that the Financial Statements (i) do not contain all adjustments necessary to comply with GAAP (ii) do not reflect the assets, liabilities, revenues and expenses that would have resulted if the Business had operated as an unaffiliated independent company; (iii) include estimations for allocation of various revenues, costs and expenses on a reasonable basis and (iv) have not been audited by any independent certified public accountants or auditors.

3.14 Absence of Certain Changes

.  From the Financial Information Date through the date of this Agreement, other than with respect to the transactions contemplated by this Agreement and the other Acquisition Documents, the Business has been conducted in the ordinary course of business, and there has not been:

(a) any creation, assumption or sufferance of (whether by action or omission) the existence of any Lien on any of the Transferred Assets, except, in each case, in the ordinary course of business, other than (i) Permitted Liens and (ii) Liens that would not reasonably be expected to have a Seller Material Adverse Effect;

(b) any waiver, amendment, termination or cancellation of any material Transferred Contract or any relinquishment of any material rights thereunder by Seller, or to the Knowledge of Seller, any other party, other than, in each such case, in the ordinary course of business or that are not material with respect to the Business;

(c) any material change by Seller in its accounting principles, methods or practices as they relate to the manner in which the Seller keeps its accounting books and records relating to the Business, except (i) any such change required by a change in GAAP or (ii) any change that results from any preparation or audit of any of the Business Financial Statements;

(d) any damage, destruction or other casualty loss that is material to the Transferred Assets, taken as a whole;

(e) any Seller Material Adverse Effect or any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have a Seller Material Adverse Effect; or

(f) any agreement for Seller to take any of the actions specified in paragraphs (a) through (d) above.

3.15 Environmental Matters.

(a) Except as would not reasonably be expected to have a Seller Material Adverse Effect, to the Knowledge of Seller: (i) Seller and each of its Subsidiaries is in material compliance with all material applicable Environmental Laws in connection with the ownership or use of the Transferred Assets; and (ii) there are no written claims pursuant to any Environmental Law pending or threatened in writing against Seller or any of its Subsidiaries in connection with the ownership or use of the Transferred Assets.

(b) The representations and warranties contained in this Section 3.15 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws, or with respect to any environmental, health or safety matter, including natural resources, related to the Business, the Transferred Assets or Seller’s or its Subsidiaries’ ownership or operation thereof.

3.16 Product Warranties

.  A copy of Seller’s product warranties currently in effect with respect to the Products as set forth in the order acknowledgement forms for the Products is set forth on Section  3.16 of the Seller Disclosure Letter.  To the Knowledge of Seller, there are no material outstanding claims with respect to product warranties relating to the Products.

3.17 Transferred Assets

.  Except for the Excluded Assets and the benefits received by the Business by virtue of it being operated by Seller or one of its Subsidiaries, the Transferred Assets and the assets made available to Buyer under the Acquisition Documents, or to be used by Seller or its Subsidiaries in the performance of the Transition Services Agreement, will, as of the Closing, constitute all material assets (other than Intellectual Property) necessary for the conduct of the Business as it is conducted by Seller and its Subsidiaries as of the date hereof.

3.18 Customers

.  Section 3.18 of the Seller Disclosure Letter lists the names of the 10 largest customers to whom the Seller or its Subsidiaries has sold Products during the year ended December 30, 2006 (based on dollar amount of net billings in connection with the sale of such Products during such year).  To Seller’s Knowledge, neither Seller nor any of its Subsidiaries has received any written statement from any customer whose name appears on Section 3.18 of the Seller Disclosure Letter that such customer will not continue as a customer of the Business after the Closing.

3.19 Advisory Fees

.  There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller, who will be entitled to any fee, commission or reimbursement of expenses from Seller, or any Affiliate of Seller, upon consummation of the transactions contemplated by this Agreement, the nonpayment of which could result in a claim against, or obligation of, Buyer or any of its Affiliates.

3.20 Disclaimer of Warranties

.  EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS ARTICLE III (WHICH MAY BE RELIED UPON BY BUYER), ALL OF THE TRANSFERRED ASSETS ARE BEING SOLD “AS IS, WHERE IS,” AND SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE TRANSFERRED ASSETS OR ANY PART OR ITEM THEREOF, OR AS TO THE CONDITION, DESIGN, OBSOLESCENCE, WORKING ORDER OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OTHERWISE, AND SELLER HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the exceptions to the representations and warranties in this Article IV that are disclosed in the disclosure letter delivered to Seller by Buyer on the date hereof (the “Buyer Disclosure Letter”), Buyer hereby represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date, as follows:

4.01 Existence and Good Standing

.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all corporate power and authority required to carry on its business.  Buyer is qualified to conduct business in and is in good standing in each jurisdiction in which it conducts business other than such jurisdictions where the failure to be so qualified would not reasonably be expected to have a Buyer Material Adverse Effect.

4.02 Authorization and Enforceability

.  Buyer has the corporate power and authority to execute, deliver and perform under this Agreement and to effect the transactions contemplated hereby, and Buyer has the corporate power and authority to execute, deliver and perform the Ancillary Agreements and the other Acquisition Documents to which it is a party and to effect the transactions contemplated thereby. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby have been, and the execution, delivery and performance by Buyer of any other Acquisition Documents to which Buyer is a party and the consummation of the transactions contemplated thereby will be prior to the Closing Date, duly authorized by all necessary corporate action of Buyer.  This Agreement has been and, when executed at the Closing, the other Acquisition Documents to which it is a party will have been, duly and validly executed by Buyer, and, assuming the due execution and delivery of this Agreement and the other Acquisition Documents by Seller and the Transferring Subsidiaries, as applicable, will constitute the legal, valid and binding agreements of Buyer, enforceable against it in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

4.03 Governmental or Other Authorization

.  The execution, delivery and performance by Buyer of this Agreement and the other Acquisition Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, require no Buyer Approvals.

4.04 Non-Contravention

.  Except for matters that would not reasonably be expected to have a Buyer Material Adverse Effect, the execution, delivery and performance by Buyer of this Agreement and the other Acquisition Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Buyer, (b) assuming receipt of any Buyer Approvals that are Governmental Approvals, contravene or conflict with or constitute a material violation of any provision of any Applicable Law binding upon or applicable to Buyer, or (c) assuming receipt of Buyer Approvals that are not Governmental Approvals, constitute a material default under, give rise to any right of termination, cancellation, modification or acceleration of or a loss of any material benefit under any material agreement to which Buyer is a party.

4.05 Capital Stock of Buyer

.

(a) The authorized capital stock of Buyer consists of 100,000,000 shares of Buyer Common Stock, of which 73,573,467 shares were issued and outstanding as of March 31, 2008, and 5,882,352 shares of preferred stock, no par value per share, of which no shares are issued and outstanding.  All of such outstanding shares are or have been, and all of the shares of Buyer Common Stock to be issued to Seller on the Closing Date, when so issued, will be, duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and Liabilities created by statute, Buyer’s certificate of incorporation or by-laws or any agreement to which Buyer is a party or by which Buyer is bound, and issued in compliance with all applicable state and federal laws concerning the issuance of securities.  No shareholder approval or any other approvals are required for the issuance of the shares of the Buyer Common Stock to be issued to Seller at the Closing, and Buyer has reserved such shares for issuance to Seller.

(b) Except as disclosed in the Buyer SEC Documents, (i) no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate Buyer to issue or sell, or by which any shares of capital stock may otherwise become outstanding and (ii) Buyer has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

4.06 Buyer SEC Reports

.  Buyer has filed all required documents with the Securities and Exchange Commission (the “SEC”) since December 31, 2004 (the “Buyer SEC Documents”).  As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected in a subsequent Buyer SEC Document filed prior to the date of this Agreement.  The consolidated financial statements (including, in each case, any notes thereto) of Buyer included in the Buyer SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (except as otherwise noted therein and subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

4.07 Absence of Certain Changes

.  Except as disclosed in the Buyer SEC Documents, the business of Buyer and its Subsidiaries has been conducted in the ordinary course consistent with past practice, and since December 31, 2007 there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have a Buyer Material Adverse Effect;

(b) any amendment of any material term of any outstanding security of Buyer;

(c) any sale of a material amount of assets (tangible or intangible) of Buyer, other than sales of products in the ordinary course of business consistent with past practices;

(d) any change in any method of accounting or accounting principles or practice by Buyer or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP; or

(e) any agreement by Buyer or any officer thereof in their capacities as such to do any of the things described in the preceding clauses (a) through (d).

4.08 Litigation

(a) .  There are no Proceedings pending or, to Buyer’s Knowledge, any Proceedings threatened in writing or investigations pending or threatened in writing: (a) by or against Buyer or any of its Subsidiaries, or their respective activities, properties or assets that would reasonably be expected to have a Buyer Material Adverse Effect; or (b) that seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the other Acquisition Documents.  There are no existing orders, judgments or decrees of any Governmental Authority against Buyer or its Subsidiaries or relating to any of their respective business or properties, except for such orders, judgments or decrees as would not reasonably be expected to have a Buyer Material Adverse Effect.

4.09 Compliance with Applicable Laws

.  Buyer and its Subsidiaries have complied in all material respects with any Applicable Laws relating to their business and properties, except where the failure to comply would not reasonably be expected to have a Buyer Material Adverse Effect.

4.10 Financing

.  Buyer has, or will have as of the Closing Date, sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the other Acquisition Documents.   Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that it shall not be a condition to the obligations of the Buyer to consummate the transactions contemplated hereby that the Buyer have sufficient funds for payment of the Consideration.

4.11 Export Compliance

.  Buyer acknowledges that the Transferred Assets include technology that is “controlled technology” under the U.S. Export Administration Regulations, including technology that is classified as ECCN 5A991 of the U.S. Export Administration Regulations.

4.12 Advisory Fees

.  There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer, who will be entitled to any fee, commission or reimbursement of expenses from Buyer, or any Affiliate of Buyer, upon consummation of the transactions contemplated by this Agreement, the nonpayment of which could result in a claim against, or obligation of, Seller, its Subsidiaries or any of its Affiliates.

4.13 Reliance

. Buyer acknowledges that (a) the representations and warranties of Seller contained in Article III constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with this Agreement and the transactions contemplated hereby, and (b) all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against Seller.  BUYER ACKNOWLEDGES THAT SELLER DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN ARTICLE III OF THIS AGREEMENT AS TO THE TRANSFERRED ASSETS AND THE BUSINESS, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY FOR FITNESS FOR A PARTICULAR PURPOSE.  BUYER IS ACQUIRING THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS.

4.14 Investigation

.  Buyer is a sophisticated purchaser and  has conducted such investigation and inspection of the Transferred Assets, the Assumed Liabilities, the Business and the Products that Buyer has deemed necessary or appropriate for the purpose of entering into this Agreement and consummating the transactions contemplated by this Agreement.  In executing this Agreement, except for the representations and warranties expressly contained in Article III of this Agreement, Buyer is relying on its own investigation in electing to acquire the Transferred Assets on the terms and subject to the conditions set forth in this Agreement and the other Acquisition Documents, and on the provisions set forth herein and therein, and not on any other statements, presentations, representations, warranties or assurances of any kind made by Seller, any of its Subsidiaries, its or their representatives or any other Person. Neither the Seller nor any of its affiliates or representatives shall have any liability to the Buyer or any of its affiliates or representatives resulting from the use of any information, documents or materials made available to Buyer, whether orally or in writing, in any confidential information memoranda, "data rooms", management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement and the other Acquisition Documents.

ARTICLE V

COVENANTS

5.01 Access to Information.

(a) Between the date hereof and the Closing, Seller agrees to provide to Buyer and its employees, financial advisors, attorneys and accountants reasonable access to the offices and properties where Seller conducts the Business and the Books and Records, upon reasonable prior notice, during normal business hours, under Seller’s supervision and at Buyer’s expense, in order to conduct a review of the Transferred Assets and the Business; provided, however, that nothing in this Section 5.01(a) shall be deemed to require any Party to disclose any information that it is prohibited from disclosing under any non-disclosure agreement entered into prior to the date of this Agreement or in the ordinary course of business after the date of this Agreement.  Each of the Parties hereto will hold, and will cause its employees, financial advisors, attorneys and accountants  to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement and the other Acquisition Documents pursuant to the terms of the Confidentiality Agreement.

(b) Buyer shall maintain for six years after the Closing Date all of the Books and Records.  After the Closing, Buyer shall provide Seller and its employees, financial advisors, attorneys and accountants, during normal business hours and upon reasonable notice from Seller, with reasonable access to the Books and Records and with the ability to make, retain and use copies of such books and records.  If, at any time after the sixth anniversary of the Closing Date, Buyer proposes to dispose of any of the Books and Records, Buyer shall first offer to deliver the same to Seller at the expense of Seller.

(c) Following the Closing, each Party (the “Possessing Party”) will afford the other Party (the “Receiving Party”), its employees, financial advisors, attorneys and accountants, during normal business hours and upon reasonable notice from the Receiving Party, reasonable access to information relating to the Transferred Assets, the Assumed Liabilities and the Business in the Possessing Party’s possession and, to the extent reasonably requested, will provide copies and extracts therefrom, all to the extent that such access may be reasonably required by the Receiving Party in connection with (i) the preparation of Tax Returns, (ii) compliance with the requirements of any Governmental Authority,  (iii) the resolution of claims made by a third party against or incurred by Seller or Buyer pertaining to the Transferred Assets, the Assumed Liabilities or the Business, or (iv) the preparation by Buyer of financial statements relating to the Business, the Transferred Assets and the Assumed Liabilities to be filed with the SEC; provided, however, that nothing in this Section 5.01(c) shall be deemed to require any Party to disclose any information that it is prohibited from disclosing under any non-disclosure agreement entered into prior to the date of this Agreement or in the ordinary course of business after the date of this Agreement.  The Receiving Party shall reimburse the Possessing Party for reasonable out-of-pocket costs and expenses incurred by the Possessing Party in providing such information and in rendering such assistance.

5.02 Additions to and Modification of Schedules; Notification

(a) .  If on the Closing Date or any date prior to the Closing Date, any of the information in any schedule or the Seller Disclosure Letter or the Buyer Disclosure Letter, as the case may be, is not true, accurate and complete in all material respects on and as of such date, either Party shall be entitled to amend the schedules or the Seller Disclosure Letter or Buyer Disclosure Letter, as the case may be, to make additions to or modifications of such schedules necessary to make the information set forth therein true, accurate and complete in all material respects; provided, however, that (x) any such amendment, addition or modification shall not  be deemed to modify such Party’s representations and warranties for purposes of Article VI or Article VII of this Agreement if (i) such amendment, addition or modification relates to matters occurring or arising prior to the date hereof that should have been disclosed in the Seller Disclosure Letter or Buyer Disclosure Letter, as the case may be, as of the date hereof but were not so disclosed or (ii) such amendment, addition or modification relates to actions by such Party after the date hereof and before the Closing Date in breach of this Agreement and (y) no such amendment shall add any new Contracts to the list of Transferred Contracts, amend Schedule 2.03(c) or add any Assumed Liabilities not contemplated by Section 2.03 without the prior written consent of Buyer.   Between the date hereof and the Closing Date, each of Buyer and Seller shall notify the other party if Buyer or Seller, as the case may be, obtains Knowledge of any condition or event that would reasonably be expected to result in such Party being unable to satisfy the closing condition set forth in Section 6.01(a), in the case of Seller, or Section 6.02(a), in the case of Buyer.  Between the date hereof and the Closing Date, Buyer shall notify Seller if it obtains Knowledge of any condition or event that would be reasonably likely to result in a material breach by Seller of its representations and warranties hereunder as of the Closing Date.

5.03 Compliance with Terms of Governmental Approvals and Consents.  From and after the Closing Date, Buyer shall comply at its own expense with all conditions and requirements imposed on Buyer as set forth in (a) Buyer Approvals that are Governmental Approvals, to the extent necessary such that all such Governmental Approvals will remain in full force and effect assuming, if applicable, continued compliance with the terms thereof by Seller and (b) all Buyer Approvals of Persons other than Governmental Authorities, to the extent necessary such that all such consents and approvals will remain effective and enforceable against the Persons giving such consents and approvals, assuming, if applicable, continued compliance with the terms thereof by Seller.  From and after the Closing Date, Seller shall comply at its own expense with all conditions and requirements imposed on Seller as set forth in (a) Seller Governmental Approvals, to the extent necessary such that all such Seller Governmental Approvals will remain in full force and effect assuming, if applicable, continued compliance with the terms thereof by Buyer and (b) all Seller Contractual Consents to the extent necessary such that all such consents and approvals will remain effective and enforceable against the Persons giving such consents and approvals, assuming, if applicable, continued compliance with the terms thereof by Buyer.

5.04 Use of Marks

.  Notwithstanding any other provision of this Agreement, no interest in or right to use the name “Intel” or any derivation thereof or any other Trademarks, service marks or tradenames of Seller other than the Transferred Trademarks, if any (the “Retained Marks”), is being transferred or otherwise licensed to Buyer pursuant to the transactions contemplated by this Agreement.  Buyer agrees not to use any materials bearing Retained Marks or sell, transfer or ship any products or related materials bearing Retained Marks (a) unless requested to do so by Seller, (b) except to the extent displayed on the hardcopy (non-electronic) form of such materials delivered to Buyer at the Closing or (c) except as required under Transferred Contracts with customers until, in all cases, the earlier of (i) such time as Buyer shall have qualified the use of its logo, Trademarks or tradenames with each such customer and (ii) 90 days after the Closing Date, or such later date as may be permitted pursuant to the terms of the Transition Services Agreement solely for the purposes as may be set forth therein, not to exceed one year from the Closing Date.  The foregoing rights are subject to Seller’s standard Trademark usage guidelines, a copy of which has been provided to Buyer, and Seller reserves the right to practice quality control with regard to its marks and any products or services marketed or sold thereunder.  Upon the expiration of the foregoing license, all materials bearing any Retained Mark in the possession of Buyer, any of its Subsidiaries or any of their respective agents shall be promptly destroyed.  Prior to any distribution of any materials bearing Retained Marks, Buyer shall use its reasonable best efforts to redact or modify such materials in order to minimize or eliminate the use of the Retained Marks.

5.05 Cooperation in Third Party Litigation

.

(a) After the Closing, each Party shall provide such assistance and cooperation as the other Party or its counsel may reasonably request in connection with any Claims or Proceedings relating to the Business and the Transferred Assets, the Assumed Liabilities or the Business; provided that such duty to assist and cooperate shall be at the cost of the Party making such request.

(b) Without limiting the generality of the foregoing, with respect to the Transferred Employees, Buyer shall, upon Seller's reasonable request and at Seller's expense, make each such Transferred Employee reasonably available to Seller for meetings and/or teleconferences in preparation for depositions or any judicial proceedings in connection with any Claims or Proceedings relating to the Business and the Transferred Assets, the Assumed Liabilities or the Business, provided that such availability does not materially interfere with the Transferred Employees performance of his or her duties. In addition, Seller shall be permitted to retain copies of and use all documents (whether hard copy, electronic or otherwise) transferred as part of the Transferred Assets, or in the possession of the Transferred Employees, that relate to any Claims, Proceedings or investigations relating to the Business and the Transferred Assets, the Assumed Liabilities or the Business.

5.06 Assignments

.  Seller will reasonably cooperate with Buyer in transferring applications and registrations for the Transferred Copyrights, the Transferred Patents and the Transferred Trade Secrets to the extent that Seller has applied for or obtained registrations therefor; provided, however, that on and after the Closing Date, Seller shall not have or incur any further obligations or expenses in connection therewith, and it shall be the sole responsibility of Buyer to pursue, protect or perfect any such rights as it may see fit in its sole discretion.

5.07 Consents and Filings; Further Assurances

.  Each Party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be reasonably necessary or desirable in order to (a) consummate or implement expeditiously the transactions contemplated by this Agreement and the other Acquisition Documents or (b) obtain any Seller Contractual Consents and, in connection therewith, obtain the release of Seller and/or its Affiliates from the Assumed Liabilities under the Transferred Contracts.  Each Party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be reasonably necessary or desirable to obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Acquisition Documents.  Seller and Buyer shall keep each other timely apprised of the status of any communications with, and any inquiries from, the United States Federal Trade Commission and the United States Department of Justice, and shall comply promptly with any such inquiry or request.  Notwithstanding the foregoing, no Party shall have any obligation to expend any funds or to incur any other obligation in connection with the consummation of the transactions contemplated hereby (including, by way of illustration only, any payment in connection with obtaining the Seller Contractual Consents, Seller Governmental Approvals or Buyer Approvals) other than normal out-of-pocket expenses (such as fees of counsel, accountants and auditors) reasonably necessary to consummate such transactions.  Notwithstanding the foregoing, Seller shall not be required to assist Buyer to obtain any third party licenses.

5.08 Public Announcements; Customer Contacts

.

(a) Neither Buyer nor Seller nor any of their respective Affiliates, officers, directors, employees or other representatives shall issue any press release or otherwise make any public statements with respect to this Agreement or any of the other Acquisition Documents, or the transactions contemplated hereby or thereby without the prior written consent of Buyer (in the case of Seller) or Seller (in the case of Buyer), except as may be required by Applicable Law, or by the rules and regulations of, or pursuant to any agreement with, the Nasdaq Global Select Market.  If any Party determines, with the advice of counsel, that it is required by Applicable Law or the rules and regulations of, or pursuant to any agreement with the Nasdaq Global Select Market to make any public statement regarding or otherwise publicly disclose this Agreement, any of the other Acquisition Documents, or any terms hereof or thereof, it shall, within a reasonable time before making any public disclosure, consult with the other Party regarding such disclosure and seek confidential treatment for such terms or portions of this Agreement or such other Acquisition Document as may be requested by the other Party.

(b) Notwithstanding anything in this Agreement to the contrary, prior to the Closing, Buyer and its officers, directors, employees or other representatives shall not, without the prior written consent of Seller:  (i) contact any of Seller’s customers or employees (other than those employees expressly designated by Seller to Buyer as members of its transaction team with respect to the Acquisition Documents) for the purpose of discussing the Business, the Transferred Assets or the transactions contemplated by this Agreement or any of the other Acquisition Documents; or (ii) discuss the Business, the Transferred Assets or the transactions contemplated by this Agreement or any of the other Acquisition Documents in any way whatsoever in the event of any contact with such customer employee (other than those employees expressly designated by Seller to Buyer as members of its transaction team with respect to the Acquisition Documents) not in violation of subsection (i) above.

5.09 Allocation of Expenses.

(a) Allocation of Non-Tax Operating Expenses.  All utility charges, gas charges, electric charges, water charges, water rents, sewer rents and Prepayments (including lease expenses but excluding Taxes), if any, shall be apportioned between Buyer and Seller as of the Closing Date, computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year or other applicable time period to which the expenses apply.  Seller shall be responsible for the proportionate amount of such operating expenses attributable to the period prior to the Effective Time and Buyer shall be liable for the proportionate amount of such operating expenses attributable to the period on and after the Effective Time.  Within 90 days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.09(a), together with such supporting evidence as is reasonably necessary to calculate the proration amount.  Such prorated amount shall be paid by the Party owing it to the other within 10 days after delivery of such statement.

(b) Allocation of Property Taxes.  All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Transferred Assets (the “Property Tax”) for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period.  Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period.  Seller shall notify Buyer upon receipt of any bill for such Property Taxes relating to the Transferred Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority; provided, that if such bill covers any part of the Pre-Closing Tax Period, Seller shall also remit prior to the due date of such Property Taxes to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period.  In the event that either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 5.09(b), the other Party shall make such reimbursement promptly, but in no event later than thirty days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any payment required under this Section 5.09(b) and not made when due shall bear interest at the rate of ten percent per annum.

(c) Payment of Taxes.  Taxes described in Section 5.09(f) shall be timely paid, and all applicable Tax Returns shall be filed, as provided by Applicable Law.  The paying party, if it is not the party responsible for paying the Taxes under Section 5.09(f), shall be entitled to reimbursement from the non-paying party to the extent the paying party is not responsible for the payment of the Taxes under Section 5.09(f).  Upon payment of such Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 5.09(f), along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any payment required under this Section 5.09(c) and not made when due shall bear interest at the rate of ten percent per annum

(d) Cooperation.  As to the Taxes that are subject to Section 5.09(b) and Section 5.09(f) from and after the Closing Date, the Parties hereto agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets and the Business as is reasonably necessary for the filing of all Tax Returns, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim or Proceeding relating to any Tax Return.  The Parties hereto shall cooperate with each other in the conduct of any audit or other Proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 5.09(d).

(e) Responsibility for Payment of Taxes.  Taxes attributable to the Transferred Assets or the Business other than those treated specifically in Section 5.09(b) and Section 5.09(f), shall be borne by the Party incurring such Taxes (other than solely by reason of successor liability or similar provisions of law) under Applicable Law, and each Party shall indemnify, defend and hold the other Party harmless from and against all Taxes for which such Party is liable pursuant to this Section 5.09(e).  The provisions of Section 5.09(c) regarding payment, verification, and interest shall apply to the Taxes that are subject to this Section 5.09(e).

(f) Sales and Use Taxes.  All excise, value added, registration, stamp, recording, documentary, conveyancing, transfer, sales, use and any other Taxes arising out of the transfer of the Transferred Assets (the “Sales Tax”) shall be determined as soon as possible after Closing based on the allocation described in Section 5.10 and shall be paid 100% by Buyer to the appropriate taxing authority.  Seller shall reimburse Buyer for 50% of any Sales Tax due as a post-Closing adjustment to the Consideration.  To the extent permitted by Applicable Law, Buyer and Seller shall cooperate fully in minimizing the Sales Tax.  To the extent a taxing authority provides notice to Seller of an audit of the Sales Tax, Seller shall immediately notify Buyer and Buyer shall assume responsibility for such audit and shall pay when due any additional Sales Tax ultimately assessed with respect to the transactions contemplated by this Agreement.  Upon notice from Buyer of any additional amount due upon completion of such audit, Seller shall remit to Buyer 50% of any such amount as an additional adjustment to the Consideration.  Buyer shall have authority to control, settle or defend any proposed adjustment to the Sales Tax subject to Seller’s approval, and Seller shall cooperate fully with Buyer, in its defense or settlement of any proposed adjustment to the Sales Tax; provided that Buyer shall promptly reimburse Seller for any out-of-pocket expenses Seller incurs in connection with such cooperation.

(g) Taxes Imposed on Consideration.  All payments of Consideration shall be made at the Closing free and clear without deduction for any and all present and future Taxes or duties imposed by any Governmental Authority.  In the event that Buyer is prohibited by Applicable Law from making such payments unless such deductions are made or withheld therefrom, then Buyer shall pay additional amounts at the Closing as are necessary in order that the net Consideration received by Seller, after such deduction or withholding, equals the amounts which would have been received if such deduction or withholding had not occurred.  Buyer shall promptly furnish Seller with a copy of an official Tax receipt or other appropriate evidence of any Taxes imposed on payments made under this Agreement, including Taxes on any additional amounts paid.  In the event that such Taxes or duties are legally imposed initially on Seller or Seller is later assessed by any Governmental Authority, then Seller shall be promptly reimbursed by Buyer for such Taxes or duties plus any interest and penalties suffered by Seller.

5.10 Allocation of Consideration

.  The Consideration shall be allocated in accordance with Schedule 5.10 (as such allocation shall be determined prior to Closing and attached hereto immediately prior to the Closing).  Each of the Parties hereto agrees to report the transactions contemplated hereby for state, federal and foreign Tax purposes in accordance with such allocation of the Consideration.  Seller shall prepare Schedule 5.10 subject to Buyer’s approval, which approval shall not be unreasonably withheld.  The Parties shall treat all indemnification payments made under this Agreement as an adjustment to the Consideration for applicable Tax purposes, to the extent allowable under Applicable Law.

5.11 Accounts Receivable.

(a) Following the Closing: (i) if Buyer or any of its Subsidiaries receives any payment, refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Seller or any of its Subsidiaries in accordance with the terms of this Agreement or any other Acquisition Document including, without limitation, any Seller Accounts Receivable, Buyer shall forward to Seller, or cause one of its Subsidiaries to forward to Seller, immediately upon receipt thereof, such amounts to Seller; and (ii) if Seller or any of its Subsidiaries receives any payment, refund or other amount that is a Transferred Asset or is otherwise properly due and owing to Buyer or any of its Subsidiaries in accordance with the terms of this Agreement or any other Acquisition Document, including, without limitation, any Buyer Accounts Receivable, Seller shall forward to Buyer, or cause one of its Subsidiaries to forward to Buyer, immediately upon receipt thereof, such amounts to Buyer.

(b) In determining whether a payment received by either Party is a payment of an Account Receivable of Seller or Buyer, the receiving Party may rely on any invoice or contract number referred to on the payment or in correspondence accompanying such payment.  To the extent any payment, refund or other amount received by Seller or Buyer from a customer or other account debtor does not specify which outstanding invoice or receivable it is in payment of, such payment shall be applied to the earliest invoice outstanding with respect to indebtedness of such customer or other account debtor, except for those invoices which are subject to a dispute to the extent of such dispute.  Following the Closing, Buyer will provide such cooperation as Seller shall reasonably request, at Seller’s expense, in connection with Seller’s collection of outstanding Seller Accounts Receivable.

(c) Following the Closing, the Parties shall cooperate in promptly advising customers to direct to the appropriate Party any future payments by such customers.

5.12 Accounts Payable

.  Unless otherwise set forth in the Transition Services Agreement, to the extent that Buyer receives any invoices for Seller Accounts Payable or statements evidencing amounts owed by Seller or any of its Subsidiaries to another Person, Buyer will promptly deliver such documents to Seller.  To the extent that Seller receives any invoices for Buyer Accounts Payable or statements evidencing amounts owed by Buyer to another Person, Seller will promptly deliver such documents to Buyer.

5.13 Bulk Sales Laws

.  The Parties agree to waive the applicability of any provisions of any bulk sales laws in any jurisdiction.

5.14 Operation of the Business Prior to Closing

.  Between the date of this Agreement and the Closing Date, except as contemplated in this Agreement, any of the other Acquisition Documents or as set forth in Schedule 5.14, or unless Buyer shall otherwise agree in writing (which consent shall not be unreasonably withheld or delayed), Seller shall use commercially reasonable efforts to:

(a) operate the Business in the ordinary course of business in all material respects;

(b) maintain the tangible assets that are Transferred Assets as a whole in all material respects in at least as good condition as they are being maintained on the date hereof, subject to normal wear and tear;

(c) (i) not sell, assign, license or transfer any of the Transferred Assets, except transfers of immaterial Transferred Assets, sales of Business Inventory in the ordinary course of business and licenses of the Transferred Assets pursuant to non-exclusive licenses with third parties in the ordinary course of business and (ii) not permit any of the Transferred Assets to be subjected to any Lien, other than the Permitted Liens;

(d) not fail to pay or discharge when due any Liability of which the failure to pay or discharge would cause any material damage or loss to the Transferred Assets, taken as a whole;

(e) not amend any material term of or terminate any material Transferred Contract, other than in the ordinary course of business;

(f) not initiate any Proceeding that relates exclusively to the Transferred Assets;

(g) not make any material change in its accounting principles, methods or practices as they relate to the manner in which Seller keeps its accounting books and records relating to the Business, except for (i) any such change required by a change in GAAP or (ii) any change resulting from the preparation or audit of the Business Financial Statements;

(h) not grant to any Business Employee any increase in compensation or in severance or termination pay, grant any severance or termination pay, or enter into any employment deferred compensation agreement or any similar agreement with any such employee, except as may be (i) required under Applicable Law, Seller’s termination policy (whether existing as of the date hereof or adopted hereafter) or any employment or termination agreement in effect on the date hereof or (ii) in the ordinary course of business; and

(i) not enter into any agreement to take any action that would violate in any material respect any of the foregoing.

5.15 Employees Matters.

(a) Employment Offers.  Subject to Applicable Law, Buyer may make offers of employment to each Business Employee to be effective as of the Closing or on such other date as may be agreed by the Parties.  The offers of employment for each such Business Employee to whom Buyer makes an offer will (i) include employment terms that are substantially similar to terms offered to similarly situated employees of Buyer, and (ii) supersede any prior agreements with the Seller regarding the terms and conditions of employment with such Business Employee as in effect prior to the Closing Date; provided, however, that in no event shall any prior agreement with respect to Intellectual Property be superseded, except that all Transferred Employees shall be permitted to disclose to Buyer all information in their possession or otherwise known by them that relate directly to the Business and not related to Patents or confidential information of Seller.  Buyer shall be responsible for all liabilities, salaries, benefits and similar employer obligations that arise after Closing under Buyer’s compensation and benefit plans and policies for all Transferred Employees or pursuant to Section 2.03(c).  In particular, Buyer shall be responsible for liabilities with respect to the termination of any Transferred Employees by Buyer after the Closing, including health care continuation coverage with respect to plans established or maintained by Buyer after the Closing to the extent that the Transferred Employees participate therein, and damages or settlements arising out of any claims of wrongful or illegal termination by Buyer following the Closing, and for complying with the requirements of all Applicable Laws with respect to any such termination by Buyer after the Closing.  Seller shall be solely responsible for (i) any Liabilities or obligations with respect to the Business Employees including the Transferred Employees, that arise prior to the Closing, (ii) any liabilities or obligations with respect to any Business Employees who do not become Transferred Employees, and (iii) subject to Section 2.03(c), any liabilities or obligations with respect to Transferred Employees under the Employee Plans or the Employee Agreements that arise following the Closing.

(b) Employee Information and Access.  Seller hereby agrees to use its commercially reasonable efforts, and to cause each Subsidiary of Seller to use its commercially reasonable efforts, to assist Buyer in making offers to the Business Employees, including providing Buyer with access to such Business Employees during the period from the date of this Agreement until Closing, provided that such access does not unreasonably interfere with the performance of such Business Employees’ duties. Seller agrees to provide to Buyer certain general information concerning Seller’s compensation and benefit programs and specific information relating to individual Business Employees, subject to Applicable Law and, to the extent required, any such employee’s proper consent, solely for the purpose of Buyer formulating offers of employment to such employees; provided, however, that Seller will not make personnel records available for inspection or copying.

5.16 Non-Compete Agreement.

(a) Beginning on the Closing Date and ending on the one-year anniversary of the Closing Date, Seller shall not directly or through any of its Subsidiaries, without the prior written consent of Buyer, engage in a Competitive Business Activity anywhere in the world except as may be contemplated by this Agreement or any of the other Ancillary Agreements.  The foregoing shall not prohibit Seller from making an investment in any Person engaged in Competitive Business Activities or from acquiring a Person or engaging in a divestiture transaction with any Person that derives all or a portion of its revenue from Competitive Business Activities.

(b) The covenants contained in Section 5.16(a) shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the world.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 5.16(a).  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of Section 5.16(a) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by Applicable Laws.

(c) Seller shall not be deemed to be in breach of Section 5.16(a) unless and until Buyer provides notice to Seller of the operations of Seller that Buyer believes constitute a violation of Section 5.16(a) and a period of 90 days following receipt of such notice has expired without resolution by the Parties.  Such notice shall specify in reasonable detail the basis for such alleged breach.  The senior management of the Parties shall meet and attempt in good faith to negotiate a resolution of such dispute.  If the Parties resolve their dispute or Seller either ceases or divests itself of the Competitive Business Activity within the 90 day notice period, or within 180 days following the good faith determination of the Parties that such dispute cannot be resolved, Seller shall not be deemed to have been in violation of Section 5.16(a).

(d) Notwithstanding any other clause of this Agreement to the contrary, Buyer agrees that monetary damages shall be the sole remedy in the event that any of the provisions of Section 5.16(a) are not performed in accordance with their specific terms or are otherwise breached, regardless of whether such non-performance or breach by Seller is willful, and no other legal or equitable relief or remedy, including injunctive relief to prevent breaches of Section 5.16(a) of this Agreement, or to enforce specifically the terms and provisions of Section 5.16(a) of this Agreement shall be available from any Governmental Authority.

(e) The activities of Seller and its Affiliates pursuant to and permitted by any of the other Acquisition Documents shall not constitute Competitive Business Activity nor otherwise violate the covenants and agreements of the Parties in this Agreement.

5.17 Non-Solicitation Agreements.

(a) Following the Closing, Buyer agrees that it shall not directly or indirectly (through its  Subsidiaries or any of Buyer’s or its Subsidiaries respective officers, directors, employees or other agents) solicit for employment any person who is employed, contracted or engaged by Seller or any of its Subsidiaries (except if such person is otherwise subject to a Seller redeployment employee action or a Seller Voluntary Separation Program) until the date that is one year after the Closing Date (or, if this Agreement is terminated prior to Closing, until the date that is one year after the date of such termination), nor shall it directly or indirectly induce any person to breach any contractual agreement(s) that they may have with Seller or any of its Subsidiaries, unless Seller consents in writing thereto.

(b) Seller agrees that it shall not directly or indirectly (through its officers, directors, employees or other agents) solicit for employment any of the Transferred Employees until the date that is one year after the Closing Date, nor shall it directly or indirectly induce any person to breach any contractual agreement(s) that they may have with Buyer or any of its Subsidiaries, unless Buyer consents in writing thereto.  Following the Closing, Seller agrees that its Embedded and Communications Group (the “Selling Group”) will not directly or indirectly, solicit for employment any employee of Buyer or its Subsidiaries who became known to the Selling Group in connection with its consideration of the transactions contemplated by this Agreement until the date that is one year after the Closing Date, nor shall it directly or indirectly induce any person to breach any contractual agreement(s) that they may have with Buyer or any of its Subsidiaries, unless Buyer consents in writing thereto.

(c) The parties hereto acknowledge and agree that general postings or advertisements of job openings and the retention of search firms to assist in filling open job requisitions shall not be deemed to be a violation of the provisions of this Section 5.17.

5.18 Protection of Privacy

.  The data related to customers of the Business which is included in the Transferred Assets (the “Customer Data”) has been collected by Seller over the internet under the conditions set forth in the Seller Privacy Policy attached as Schedule 5.18 to this Agreement (the “Privacy Policy”) and is transferred to Buyer subject to the obligations set forth in the Privacy Policy.  Buyer covenants and agrees that it will not use the Customer Data in any manner that conflicts with the terms of the Privacy Policy and agrees to indemnify and hold Seller harmless from any third party claim arising out of Buyer’s use or misuse of the Customer Data.

5.19 Business Financial Statements

.  Seller shall use commercially reasonable efforts to provide Buyer on or before May 7, 2008, at Seller’s expense, with a single audited statement of assets to be acquired and liabilities to be assumed of both the Business and of the Lassen Business as of December 30, 2006 and December 29, 2007 and a single statement of net revenues and direct expenses of both the Business and the Lassen Business for the fiscal years ended December 31, 2005, December 30, 2006 and December 29, 2007 (collectively, “Business Financial Statements”).  Effective as of the Closing Date, the parties agree that the provisions of Section 5.19 of the Lassen Purchase Agreement shall be of no further force and effect and Seller shall have no obligations thereunder.

5.20 Export Compliance

.  From and after the Closing Date, Buyer and each of its Subsidiaries shall comply at its own expense with all conditions and requirements imposed on Buyer or such Subsidiary by applicable U.S. Export Administration Regulations and such other similar regulations that are imposed on the Transferred Assets.  Buyer agrees that it will not export, either directly or indirectly, through any of its Subsidiaries or otherwise, any Product or associated technology or systems incorporating such Product without first obtaining any required license or other approval from the appropriate host Governmental Authority with appropriate authority.

5.21 Confidentiality.

(a) The information contained herein, in schedules to this Agreement and the Seller Disclosure Letter and delivered to Buyer or its authorized representatives pursuant hereto shall be subject to the Confidentiality Agreement as Confidential Information (as defined in the Confidentiality Agreement) of Seller until the Closing and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference.  All obligations of Buyer under the Confidentiality Agreement in respect of the Transferred Assets shall terminate simultaneously with the Closing.

(b) From and after the Closing, any and all non-public information included in the Transferred Assets or the Assumed Liabilities shall be shall be subject to the Confidentiality Agreement as Confidential Information (as defined in the Confidentiality Agreement) of Buyer and Buyer shall be deemed the disclosing party with respect to such information under the Confidentiality Agreement.  For that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference.

(c) Notwithstanding the foregoing, nothing herein shall restrict Seller or Buyer, any of their respective Affiliates or any of their respective representatives, as applicable, from using or disclosing any Confidential Information (i) to the extent that such disclosure is required by Applicable Law, provided, however, that Seller, Buyer, any of its Affiliates or any of their respective representatives, as applicable, promptly notifies the disclosing party of such requirement in order that the disclosing party may seek an appropriate protective or similar order or (ii) in connection with any proceeding before or filed with, or other disclosure made to, a court, arbitration tribunal or mediation service to enforce any of a Party’s rights arising in connection with the termination of this Agreement.

5.22 Availability of Information; Registration Statement

.  With respect to the Share Consideration, (i) until the first anniversary of the Closing Date, Buyer shall make publicly available the information required by Rule 144(c)(1) under the Securities Act and (ii) in the event that Buyer files a registration statement registering shares of Buyer Common Stock other than under the Buyer Registration Rights Agreement (other than a registration statement relating to a business combination or employee benefit plan) before the date that is six months following the Closing Date, if requested by Seller, Buyer shall use commercially reasonable efforts to include the Share Consideration in such registration statement and Buyer and Seller shall negotiate in good faith the terms of such inclusion; provided, however, that Buyer shall not be required to include the Share Consideration in such registration statement for an underwritten offering if the managing underwriter for such underwritten offering advises Buyer that that marketing factors require a limitation of the number of securities to be underwritten.

5.23 Lease

.  Seller is a party to a lease agreement dated as of April 14, 2000, as such lease has been amended from time to time (the “Seller Lease”) with ProLogis Limited Partnership I (“Landlord”) with respect to the property at (i) 8678 Thornton Avenue, Building A, Newark, CA 94560 (“Newark Facility TB2”) and (ii) 8674 Thornton Avenue, Building 2, Newark CA 94560 (“Newark Facility TB1”).

(a) Buyer shall use commercially reasonable efforts to enter into a new lease, on terms and conditions acceptable to Buyer in its sole discretion, as soon as practicable after the date of this Agreement with respect to Newark Facility TB1 and Newark Facility TB2.  Such lease shall provide for termination of the Seller Lease with respect to Newark Facility TB1 and Newark Facility TB2 as of the effective date of the Buyer’s lease without any further obligation or payment by Seller with respect to Newark Facility TB1 and Newark Facility TB2, including a full release by the Landlord of Seller from Seller’s obligation to remove Tenant Made Alterations, Trade Fixtures and any leasehold improvements to the Original Premises (the “Removal Costs”) (any such lease, the “Buyer Lease”).  Such Buyer Lease may be executed in connection with or combined with the Buyer Lease that Buyer expects to execute pursuant to the Lassen Purchase Agreement.

(b) Only in the event that Buyer executes and delivers a Buyer Lease with Landlord prior to April 30, 2008, Seller shall transfer to Buyer all of Seller’s right, title and interest in the assets listed on Schedule 5.23 (the “Facility Assets”).  If the Buyer executes and delivers a Buyer Lease with Landlord prior to the Closing Date, Seller shall deliver to Buyer at Closing a Bill of Sale transferring all of Seller’s right, title and interest to the Facility Assets to Buyer as of such date and Buyer shall deliver to Seller a fully executed Buyer Lease.

5.24 Continuity of Services by Foxconn.  Seller shall use commercially reasonable efforts to encourage Hon Hai Precision Industry Co Ltd (“Foxconn”) to continue to provide to Buyer supply and manufacturing services in connection with the Transferred Assets on terms and conditions, including pricing, substantially similar to those services it provided to Seller in connection with the Business until the earlier of (a) Buyer’s execution of a new agreement with Foxconn, or (b) the expiration or termination of the manufacturing-related services in the Transition Services Agreement.

5.25 Lockup.  Until the Lockup Termination Date, Seller may not sell, offer to sell, enter into any contract or agreement to sell, hypothecate, pledge, grant any option to purchase, make any "short sale" or otherwise dispose of or agree to dispose of, directly or indirectly, any securities of Buyer issued to Seller as Share Consideration pursuant to this Agreement, or establish or increase a put equivalent  position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, with respect to any securities of Buyer issued to Seller as Share Consideration pursuant to this Agreement and owned by Seller (including holding as a custodian) or with respect to which  Seller has beneficial ownership within the rules and regulations of the SEC, in each case, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of Buyer issued to Seller as Share Consideration pursuant to this Agreement.  "Short sales" for purposes of this paragraph shall have the meaning as defined in Rule 200 of Regulation SHO adopted under the Exchange Act and  all types of direct and indirect stock pledges forward sale contracts, options, puts, calls, short sales, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker-dealers or foreign regulated brokers having the effect of hedging the securities of Buyer.  The "Lockup Termination Date" means the earlier of (i) the date that is 45 days after the Registration Statement on Form S-1 filed by Buyer with the SEC on March 13, 2008 is declared effective by the SEC and (ii) the date that is 45 days after the date as of which all Registrable Securities covered by such Registration Statement may be sold without restriction by any Person that is not an Affiliate of Buyer pursuant to Rule 144 (or any successor thereto) promulgated under the Securities Act.  For the avoidance of doubt, this Section 5.25 shall apply only to the shares of Buyer Common Stock issued to Seller as Share Consideration pursuant to this Agreement.  This Section 5.25 shall not apply to shares of Buyer Common Stock issued to Seller as Stock Consideration under the Lassen Purchase Agreement or to shares of Buyer Common Stock acquired by Seller in the open market or otherwise from a party other than Buyer and its Affiliates.  Seller agrees that a legend with respect to the restrictions set forth in this Section 5.25 shall be placed on all certificates representing the Share Consideration issued to Seller pursuant to this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

6.01 Conditions to Obligations of Buyer

.  The obligations of Buyer to consummate the Closing are subject to the satisfaction or waiver by Buyer of each of the following conditions (it being understood that each such condition is solely for the benefit of Buyer and may be waived by Buyer in its sole discretion without notice or liability to any Person):

(a) Performance by Seller.  (i) Seller shall have performed and satisfied in all material respects its obligations hereunder required to the extent required to be performed and satisfied by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained herein, as the same may be amended pursuant to Section 5.02 or Section 9.03, shall be true and correct in all respects at and as of the Closing as if made as of the Closing Date, other than representations and warranties which address matters only as of a certain date which shall have been true and correct in all respects as of such certain date and except, in any case, (disregarding for these purposes any exception set forth in such representations and warranties relating to materiality or a Seller Material Adverse Effect) for failures of such representations and warranties to be true and correct that have not had and would not reasonably be expected to have a Seller Material Adverse Effect, and (iii) Buyer shall have received a certificate signed by a duly authorized executive officer of Seller to the foregoing effect.

(b) No Violation.  No Governmental Authority shall have enacted, issued, promulgated or entered any Applicable Law which is in effect on the Closing Date which has or would have the effect of prohibiting, restraining or enjoining the consummation of the transactions contemplated by this Agreement.  No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court or other Governmental Authority that has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transfers contemplated hereby or the consummation of the Closing, or imposing upon Buyer material fines or penalties in respect thereof, shall be in effect as of the Closing Date, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to prohibit the transfer contemplated hereby or the consummation of the Closing.

(c) Closing Documents.  Seller shall have executed and delivered to Buyer all Ancillary Agreements and each of the other documents required to be delivered by Seller in accordance with Section 2.07.

6.02 Conditions to Obligations of Seller

.  The obligations of Seller to consummate the Closing are subject to the satisfaction or waiver by Seller of each of the following conditions (it being understood that each such condition is solely for the benefit of Seller and may be waived by Seller in its sole discretion without notice or liability to any Person):

(a) Performance by Buyer.  (i) Buyer shall have performed and satisfied in all material respects its obligations hereunder required to the extent required to be performed and satisfied by it on or prior to the Closing Date, (ii) the representations and warranties of Buyer contained herein shall be true and correct in all respects at and as of the Closing as if made as of the Closing Date, other than representations and warranties which address matters only as of a certain date which shall have been true and correct in all respects as of such certain date and except, in any case, (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Buyer Material Adverse Effect) for failures of such representations and warranties to be true and correct that have not had and would not reasonably be expected to have a Buyer Material Adverse Effect, and (iii) Seller shall have received a certificate signed by a duly authorized executive officer of Buyer to the foregoing effect.

(b) No Violation.  No Governmental Authority shall have enacted, issued, promulgated or entered any Applicable Law which is in effect on the Closing Date which has or would have the effect of prohibiting, restraining or enjoining the consummation of the transactions contemplated by this Agreement.  No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court or other Governmental Authority that has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transfers contemplated hereby or the consummation of the Closing, or imposing upon Seller material fines or penalties in respect thereof, shall be in effect as of the Closing Date, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to prohibit the transfer contemplated hereby or the consummation of the Closing.

(c) Closing Documents.  Buyer shall have executed and delivered to Seller all Ancillary Agreements and each of the other documents required to be delivered by Buyer in accordance with Section 2.07.

ARTICLE VII

INDEMNIFICATION

7.01 General Survival

.  The Parties agree that, regardless of any investigation made by the Parties, the representations and warranties and the indemnification obligations with respect to the representations and warranties of the Parties contained in this Agreement shall survive for a period beginning on the date hereof and ending at 5:00 p.m., California time, on the date that is 12 months after the Closing Date.  Upon the expiration of the indemnification period for a representation or warranty pursuant to this Section 7.01, unless written notice of a claim based on such representation or warranty specifying in reasonable detail the facts on which the claim is based shall have been delivered to the Indemnitor prior to the expiration of such representation or warranty, such representation or warranty shall be deemed to be of no further force or effect, as if never made, and no action may be brought based on the same, whether for indemnification, breach of contract, tort or under any other legal theory.  If written notice of a claim based on a representation or warranty as described in the prior sentence shall have been delivered to the Indemnitor prior to the date that is 12 months after the Closing Date, then such representation or warranty described in such notice shall survive until the related claim for indemnification has been resolved in accordance with this Article VII.  All covenants and agreements of the Parties set forth in this Agreement with respect to the actions of the Parties following the Closing shall survive indefinitely to the extent necessary to give effect to their terms.

7.02 Indemnification.

(a) Indemnification Provisions for Buyer.  Subject to the provisions of Section 7.01, from and after the Closing Date, Buyer and its Affiliates, officers, directors, stockholders, employees, representatives and agents (collectively the “Buyer Indemnitees”) shall be indemnified and held harmless by Seller from and against and in respect of any and all Losses incurred by any Buyer Indemnitee arising out of or resulting from:

(i)	any inaccuracy in or breach of any of Seller’s representations or warranties contained in this Agreement;

(ii)	any misrepresentation contained in any certificate furnished to Buyer by Seller pursuant to Section 2.07(e) or Section 6.01(a);

(iii)	any breach of any covenant made or to be performed by Seller pursuant to this Agreement;

(iv)	any failure of Seller to satisfy any Excluded Liabilities; and

(v)	any Taxes or expenses required to be paid by Seller under this Agreement.

(b) Indemnification Provisions for Seller.  Subject to the provisions of Section 7.01, from and after the Closing Date, Seller and their Affiliates, officers, directors, stockholders, employees, representatives and agents (collectively, the “Seller Indemnitees”) shall be indemnified and held harmless by Buyer from and against and in respect of any and all Losses incurred by any Seller Indemnitee arising out of or resulting from:

(i)	any inaccuracy in or breach of any of Buyer’s representations or warranties, contained in this Agreement;

(ii)	any misrepresentation contained in any certificate furnished to Seller by Buyer pursuant to Section 2.07(f) or Section 6.02(a);

(iii)	any breach of covenant made or to be performed by Buyer pursuant to this Agreement;

(iv)	any failure of Buyer to satisfy any Assumed Liabilities and any Liabilities arising from or relating to the Transferred Assets and arising subsequent to the Closing; and

(v)	any Taxes or expenses required to be paid by Buyer under this Agreement.

(c) For purposes of this Agreement, the term “Indemnitee” shall mean either Buyer Indemnitee or a Seller Indemnitee, as the case may be, and the term “Indemnitor” shall mean either Buyer Indemnitor or a Seller Indemnitor, as the case may be.

(d) For purposes of this Agreement, the term, “Losses” means any and all deficiencies, judgments, settlements, demands, claims, suits, actions or causes of action, proceedings, assessments, liabilities, losses, Taxes, damages (excluding indirect, incidental or consequential damages), interest, fines, penalties, costs, fees and expenses (including reasonable court, legal, accounting and other costs and expenses) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor.  Notwithstanding the above, Losses shall not include expenses incurred in connection with investigations except in connection with claims made by a third party against the Indemnitee.

(e) No Buyer Indemnitee shall be entitled to indemnification for any Losses covered by Sections 7.02(a)(i) or (ii) until the aggregate amount of all such Losses of the Buyer Indemnitees shall exceed $350,000 (the “Basket”), at which time all such Losses incurred by the Buyer Indemnitees shall be subject to indemnification by the relevant Indemnitor hereunder (subject to the limitations set forth in this Agreement).  The Basket shall not apply to Losses covered by Sections 7.02(a)(iii)-(v) or that result from fraud.  No Seller Indemnitee shall be entitled to indemnification for any Losses covered by Section 7.02(b)(i) or (ii) until the aggregate amount of all such Losses of the Seller Indemnitees shall exceed the Basket, at which time all such Losses incurred by the Seller Indemnitees shall be subject to indemnification by the relevant Indemnitor hereunder (subject to the limitations set forth in this Agreement).  The Basket shall not apply to Losses covered by Sections 7.02(b)(iii)-(v) or that result from fraud.

(f) The amount of any Losses otherwise recoverable under this Section 7.02 shall be reduced by (i) any amounts to which the Indemnitees actually receive under insurance policies, the Parties hereby acknowledging and agreeing that prior to asserting any Indemnification Claim, the Indemnitee must first seek reimbursement for any and all Losses from any applicable insurance coverage (and that any compensation provided under this Agreement is not to be deemed insurance for any purpose); and (ii) any Tax adjustments, benefits, savings or reductions actually realized by the Indemnitee, provided that no Indemnitee shall be required to actually realize any such Tax adjustments, benefits, savings or reductions before making a claim pursuant to this Article VII.

7.03 Manner of Indemnification.

(a) Each indemnification claim shall be made only in accordance with this Article VII.

(b) If an Indemnitee wishes to make a claim for Losses under Article VII of this Agreement, Indemnitee shall deliver a written notice (a “Notice of Claim”) to the applicable Indemnitor promptly after becoming aware of the facts giving rise to such claim.  The Notice of Claim shall (i) specify in reasonable detail the nature of the claim being made, and (ii) state the aggregate dollar amount of such claim (or a reasonable and good faith estimate of such aggregate dollar amount if the actual aggregate dollar amount is not known).

(c) Following receipt by Indemnitor of a Notice of Claim, the Parties shall promptly meet to agree on the rights of the respective Parties with respect to each of such claims.  If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties and amounts agreed upon shall be promptly paid.  Any dispute between the Parties that remains unresolved after ten Business Days following the delivery of a Notice of Claim shall be resolved in accordance with Section 9.12 and Section 9.13 and the other applicable provisions of this Agreement.

7.04 Third-Party Claims

.  If an Indemnitee becomes aware of a claim of a third party (including for all purposes of this Section 7.04, any Governmental Authority) (a “Third Party Action”) that such Indemnitee believes, in good faith, may result in a claim by it against an Indemnitor, such Indemnitee shall notify the applicable Indemnitor of such claim as promptly as practicable, provided, however, that the failure to so notify the Indemnitor shall not affect rights to indemnification hereunder except to the extent that the Indemnitor is materially prejudiced by such failure.  The Indemnitor shall have the right to assume and conduct the defense of such claim; provided, however, that Indemnitor may not assume control of the defense of any Third Party Action if (i) the Third Party Action seeks injunctive relief against the Indemnitee but not against the Indemnitor or (ii) if the Losses of Indemnitee in respect of claims subject to the Indemnification Cap in such Third Party Action would reasonably be expected to be in excess of the Indemnification Cap .  The Indemnitor shall conduct such defense in a commercially reasonable manner at its own expense, and shall be authorized to settle any such claim without the consent of the Indemnitee; provided, however, that: (a) the Indemnitor shall not be authorized to encumber any assets of the Indemnitee or agree to any restriction that would apply to the Indemnitee or the conduct of the Indemnitee’s business; (b) the Indemnitor shall have paid or caused to be paid any amounts arising out of such settlement; and (c) a condition to any such settlement shall be a complete release of the Indemnitee with respect to such third party claim.  The Indemnitee shall be entitled to participate in (but not control, except as set forth in the proviso to the second sentence of this Section 7.04) the defense of any Third Party Action with its own counsel and at its own expense.  The Indemnitee shall cooperate fully with the Indemnitor in the defense of any Third Party Action.  If the Indemnitor chooses not to assume the defense of any Third Party Action in accordance with the provisions hereof, the Indemnitee may defend such Third Party Action in a commercially reasonable manner and may settle such Third Party Action after giving written notice of the terms thereof to the Indemnitor.  If the Indemnitor may not assume the control of the defense of a Third Party Action pursuant to the proviso to the second sentence of this Section 7.04, (x) the Indemnitee shall conduct such defense in a commercially reasonable manner at its own expense, and shall not settle any such claim without the consent of the Indemnitor (which shall not be unreasonably withheld) unless (a) the Indemnitee shall not be authorized to encumber any assets of the Indemnitor or agree to any restriction that would apply to the Indemnitor or the conduct of the Indemnitor’s business; (b) the Indemnitee shall have paid or caused to be paid any amounts arising out of such settlement and Indemnitor shall not be liable to any Indemnitee or any other Person for any such amounts; and (c) a condition to any such settlement shall be a complete release of the Indemnitor with respect to such third party claim and (y) the Indemnitor shall be entitled to participate in such Third Party Action with its own counsel and at its own expense.

7.05 Exclusive Remedy

.

(a) Notwithstanding any other provision of this Agreement to the contrary, except for Losses that result from fraud, the provisions of this Article VII shall be the sole and exclusive remedy for monetary damages of the Indemnitees from and after the Closing Date for any Losses arising under this Agreement or relating to the transactions contemplated by this Agreement, including claims of breach of any representation, warranty or covenant in this Agreement; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any Party of any right to specific performance or injunctive relief but shall be deemed a waiver of any rights of rescission.  Except as set forth in Section 9.14, no Indemnitee’s rights under this Article VII shall be adversely affected by any investigation conducted, or any knowledge acquired by such Indemnitee at any time after the execution and delivery of this Agreement.

(b) Notwithstanding any other provision of this Agreement, the maximum aggregate liability of Seller to the Buyer Indemnitees pursuant to this Article VII or otherwise under this Agreement, Applicable Law or otherwise shall be limited to $3,500,000(the “Indemnification Cap”), provided, however, that the Indemnification Cap shall not apply to Losses to covered by Sections 7.02(a)(iv)-(v); and provided, further, only if the Indemnification Cap is reached with respect to Losses of Buyer Indemnitees based on claims for Losses based on breach by Seller of representations, warranties or covenants other than Section 3.13, then Buyer Indemnitees shall be entitled to make claims for Losses based on breach by Seller of the representation and warranty set forth in Section 3.13 up to an additional amount equal to the Indemnification Cap.  Notwithstanding any other provision of this Agreement, the maximum aggregate liability of Buyer to the Seller Indemnitees pursuant to this Article VII or otherwise under this Agreement, Applicable Law or otherwise shall be limited to the Indemnification Cap, provided, however, that the Indemnification Cap shall not apply to Losses to covered by Sections 7.02(b)(iv)-(v).

(c) Nothing in this Agreement limits or otherwise affects in any way the rights and remedies of either Party with respect to causes of action arising under the Intellectual Property Agreement and the Transition Services Agreement, or any rights and remedies of Seller or Buyer vis-à-vis any Person other than Seller or Buyer or their respective Affiliates with respect to any infringement or misappropriation of any Intellectual Property of Seller or Buyer, as the case may be (including any right of Seller or Buyer to seek equitable or injunctive relief in connection therewith), all of which rights and remedies are expressly reserved.

7.06 Subrogation

.  If an Indemnitor makes any payment under this Article VII in respect of any Losses, such Indemnitor shall be subrogated, to the extent of such payment, to the rights of the Indemnitee against any insurer or third party with respect to such Losses; provided, however, that such Indemnitor shall not have any rights of subrogation with respect to the other Party hereto or any of its Affiliates or any of its or its Affiliates’ officers, directors, agents or employees.

7.07 Damages

.  Notwithstanding anything to the contrary elsewhere in this Agreement or any other Acquisition Document, no Party (or its Affiliates) shall, in any event, be liable to the other Party (or its Affiliates) for any indirect, incidental, punitive or consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.  Each Party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement or the other Acquisition Documents.  The Parties agree that indirect, incidental, punitive or consequential damages awarded to a third party by a court of competent jurisdiction in a Third Party Action which a Party is obligated to pay to such third party shall be deemed actual Losses of such Party.

ARTICLE VIII

TERMINATION

8.01 Grounds for Termination

.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Parties;

(b) by written notice from either Buyer or Seller to the other if:

(i)
the Closing has not been effected on or prior to the close of business on April 25, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any Party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid date;

(ii)	any Applicable Law shall be enacted or become applicable that makes the transactions contemplated hereby or the consummation of the Closing illegal or otherwise prohibited;

(iii)
any judgment, injunction, order or decree enjoining either party hereto from consummating the transactions contemplated hereby is entered, and such judgment, injunction, order or decree shall become final and nonappealable;

(iv)
such Party is not in material breach of its obligations under this Agreement and the other Party is in material breach or material default of any representation, warranty, covenant, or agreement contained herein or there are any inaccuracies or misrepresentations in the other party’s representations or warranties which have had, or if not cured prior to the Closing Date would reasonably be expected to have, a Seller Material Adverse Effect or Buyer Material Adverse Effect, as the case may be, and such breach, default, misrepresentation or inaccuracy shall not be cured or waived within 20 Business Days after written notice is delivered to the non-breaching party specifying, in reasonable detail, such claimed material breach, default, misrepresentation or inaccuracy and demanding its cure or satisfaction; or

(v)	there shall have occurred any event that constitutes a Change of Control with respect to the other party.

8.02 Effect of Termination

.  Other than as set forth in subsection (b) below, if this Agreement is terminated pursuant to Section 8.01, all obligations of the Parties hereunder (except for this Section 8.02, Section 5.08 (Public Announcements), Section 5.17 (Non-Solicitation Agreements), Section 9.04 (Expenses), Section 9.06 (Governing Law), Section 9.12 (Dispute Resolution) and Section 9.13 (Submission to Jurisdiction; Waiver of Jury Trial) shall terminate without Liability of any Party to any other Party, the representations and warranties made herein shall not survive beyond a termination of this Agreement and no Party shall have any Liability for breach of any representation or warranty upon a termination of this Agreement prior to the Closing.  Nothing contained in this Section 8.02 shall relieve any Party of Liability for any breach of any covenant contained in this Agreement that occurred prior to the date of termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.01 Notices

.  All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have previously furnished to the other Party in writing in accordance herewith.  Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of facsimile transmission, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (d) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted:

if to Seller, to:

Intel Corporation

2200 Mission College Blvd.

Santa Clara, California 95052-8199

Attention:  Treasurer

Fax:  (408) 765-6038 with copies to:

Intel Corporation

2200 Mission College Blvd.

Santa Clara, California 95052-8199

Attention:  General Counsel
Fax:  (408) 653-8050

and

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, California  94304

Attention:  Russell Hansen

      Stewart L. McDowell

Telephone:  (650) 849-5383

Fax:  (650) 849-5333

if to Buyer, to:

EMCORE Corporation

10420 Research Road, SE

Albuquerque, New Mexico 87123

Attention:  General Counsel

Telephone:  (505) 332-5000

Fax:  (505) 332-5038

with a copy to:

Jones Day

1755 Embarcadero Road

Palo Alto, California  94303

Attention:   Sean M. McAvoy

Telephone:  (650) 739-3917

Fax:  (650) 739-3900

and

Jones Day
51 Louisiana Avenue, N.W.
Washington, DC  20001
Attention:  John Welch
Telephone:  (202) 879-3939
Fax:  (202) 626-1700

Any Party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended.

9.02 Notice of Change of Control

.  Promptly upon an announcement by Buyer or any other Person of a Change of Control of Buyer, Buyer shall give Seller written notice thereof, describing in reasonable detail the applicable Change of Control and identifying each “person” or, to the Knowledge of Buyer, “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) that is a party to such transaction or transactions.

9.03 Amendments; Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No waiver by a Party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder.  No failure or delay by a Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided under Applicable Law.

9.04 Expenses

.  All costs and expenses incurred in connection with this Agreement and the other Acquisition Documents and in closing and carrying out the transactions contemplated hereby and thereby shall be paid by the Party incurring such cost or expense, whether or not such transactions are consummated.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other.

9.05 Successors and Assigns

.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and permitted assigns.  No Party hereto may transfer or assign either this Agreement or any of its rights, interests or obligations hereunder, whether directly or indirectly, by operation of law, merger or otherwise, without the prior written approval of each other Party.  No such transfer or assignment shall relieve the transferring or assigning Party of its obligations hereunder if such transferee or assignee does not perform such obligations.  The closing or other consummation of a transaction constituting a Change of Control, including a Change of Control pursuant to which the contracting Parties to this Agreement remain unchanged, shall be deemed to be an assignment of this Agreement.

9.06 Governing Law

.  This Agreement shall be construed in accordance with  and any disputes or controversies related hereto shall be governed by the internal laws of the State of New York without giving effect to the conflicts of laws principles thereof that would apply the laws of any other jurisdiction.

9.07 Counterparts; Effectiveness

.  This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile transmission, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties.

9.08 Entire Agreement

.  This Agreement (including the schedules and exhibits referred to herein, which are hereby incorporated by reference), the other Acquisition Documents and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and negotiations, both written and oral, between and among the Parties with respect to the subject matter of this Agreement.  No representation, warranty, promise, inducement or statement of intention has been made by either Party that is not embodied in this Agreement or the other Acquisition Documents, and neither party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

9.09 Captions

.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  All references to an article, section, exhibit or schedule are references to an article, section, exhibit or schedule of this Agreement, unless otherwise specified, and include all subparts thereof.

9.10 Severability

.  If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.  The Parties further agree to replace such invalid, unenforceable or void provision with a valid and enforceable provision that will achieve, in a commercially reasonable manner, the economic, business and other purposes of such invalid, unenforceable or void provision.

9.11 Construction

.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

9.12 Dispute Resolution.

(a) All disputes arising directly under the express terms of this Agreement, including the grounds for termination thereof shall be resolved as follows:  The senior management of the Parties to the dispute shall meet to attempt to resolve such disputes.  In the event that senior management cannot resolve these disputes, any Party may make a written demand for formal dispute resolution and specify therein the scope of the dispute.  As promptly as practicable, and in any event within thirty days after such written notification, the Parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation.  If an alternative method of dispute resolution is not agreed upon within 30 days after the one day mediation, either Party may begin litigation proceedings.

(b) Notwithstanding the provisions of Section 9.12(a) above, except as otherwise provided in this Agreement, each Party shall have the right, without the requirement of first seeking a remedy through meeting of senior management, mediation or any other alternative dispute resolution methods, to seek preliminary injunctive or other equitable relief in any proper court in the event that such Party determines that eventual redress through such other methods will not provide a sufficient remedy for any violation of this Agreement by any other Party.

(c) In the event a proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing Party shall be entitled to recover reasonable attorney’s fees and costs in an amount to be fixed by the court.

9.13 Submission to Jurisdiction; Waiver of Jury Trial.

(a) The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America, in each case located in New York City solely in respect of the interpretation and enforcement of the provisions of this Agreement, all Exhibits and Schedules hereto and the other Acquisition Documents and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such proceeding shall be heard and determined in the courts of the State of New York and the Federal courts of the United States of America, in each case located in New York City.  The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this  Section 9.13 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14 Knowledge of Breach; Disclosure Letters

.  No fact, event, misrepresentation or occurrence that, in the absence of this Section 9.14, would constitute a breach or breaches of any representation or warranty of Seller or Buyer, as the case may be, under this Agreement shall be deemed to constitute a breach or breaches by Seller or Buyer, as the case may be, of its representations or warranties under this Agreement if Seller or Buyer, as the case may be, has actual knowledge of such breach or breaches on or before the date hereof.  The disclosure of any information on any section of the Seller Disclosure Letter or the Buyer Disclosure Letter as the case may be, shall be deemed to constitute the disclosure of such information on all other sections of the Seller Disclosure Letter or the Buyer Disclosure Letter as the case may be, applicable to such information.

9.15 Third Party Beneficiaries

.  No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee or former employee of Seller or any Affiliate thereof (including any beneficiary or dependent thereof).

9.16 Specific Performance

.  The Parties hereby acknowledge and agree that the breach of or failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated herein, may cause irreparable injury to the other Party, for which damages, even if available, may not be an adequate remedy.  Accordingly, except as provided in Section 5.16(d), each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

9.17 No Presumption Against Drafting Party

.  Each of Buyer and Seller acknowledges that it has been represented by counsel in connection with the negotiation and execution of this Agreement and the other Acquisition Documents.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement or any of the other Acquisition Documents against the drafting party has no application and is expressly waived.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTEL CORPORATION

By:           /s/ Arvind Sodhani

Name:                      Arvind Sodhani

Title:                      Executive Vice President, Intel Corporation
President, Intel Capital

EMCORE CORPORATION

By:           /s/ Hong Hou

Name:                      Hong Hou

Title:                      Chief Executive Officer

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

INTEL CORPORATION

AND

EMCORE CORPORATION

DATED AS OF APRIL 9, 2008

TABLE OF CONTENTS

Page No.

ARTICLE I DEFINITIONS[INSERT PAGE NUMBER]
1.01	Definitions	[INSERT PAGE NUMBER]
1.02	Defined Terms Generally	[INSERT PAGE NUMBER]

ARTICLE II TRANSFER OF ASSETS[INSERT PAGE NUMBER]
2.01	Transferred Assets	[INSERT PAGE NUMBER]
2.02	Excluded Assets	[INSERT PAGE NUMBER]
2.03	Assumed Liabilities	[INSERT PAGE NUMBER]
2.04	Excluded Liabilities	[INSERT PAGE NUMBER]
2.05	Assignment of Contracts and Rights.	[INSERT PAGE NUMBER]
2.06	Consideration	[INSERT PAGE NUMBER]
2.07	Closing	[INSERT PAGE NUMBER]
2.08	Accounting	[INSERT PAGE NUMBER]
2.09	Payment of Additional Payment	[INSERT PAGE NUMBER]

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER[INSERT PAGE NUMBER]
3.01	Existence and Good Standing	[INSERT PAGE NUMBER]
3.02	Authorization and Enforceability	[INSERT PAGE NUMBER]
3.03	Governmental or Other Authorization	[INSERT PAGE NUMBER]
3.04	Non-Contravention	[INSERT PAGE NUMBER]
3.05	Personal Property	[INSERT PAGE NUMBER]
3.06	Real Property	[INSERT PAGE NUMBER]
3.07	Litigation	[INSERT PAGE NUMBER]
3.08	Transferred Contracts	[INSERT PAGE NUMBER]
3.09	Compliance with Applicable Laws	[INSERT PAGE NUMBER]
3.10	Tax Matters.	[INSERT PAGE NUMBER]
3.11	Intellectual Property.	[INSERT PAGE NUMBER]
3.12	Employee Matters.	[INSERT PAGE NUMBER]
3.13	Financial Information.	[INSERT PAGE NUMBER]
3.14	Absence of Certain Changes	[INSERT PAGE NUMBER]
3.15	Environmental Matters.	[INSERT PAGE NUMBER]
3.16	Product Warranties	[INSERT PAGE NUMBER]
3.17	Transferred Assets	[INSERT PAGE NUMBER]
3.18	Customers	[INSERT PAGE NUMBER]
3.19	Advisory Fees	[INSERT PAGE NUMBER]
3.20	Disclaimer of Warranties	[INSERT PAGE NUMBER]

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER[INSERT PAGE NUMBER]
4.01	Existence and Good Standing	[INSERT PAGE NUMBER]
4.02	Authorization and Enforceability	[INSERT PAGE NUMBER]
4.03	Governmental or Other Authorization	[INSERT PAGE NUMBER]
4.04	Non-Contravention	[INSERT PAGE NUMBER]
4.05	Capital Stock of Buyer	[INSERT PAGE NUMBER]
4.06	Buyer SEC Reports	[INSERT PAGE NUMBER]
4.07	Absence of Certain Changes	[INSERT PAGE NUMBER]
4.08	Litigation	[INSERT PAGE NUMBER]
4.09	Compliance with Applicable Laws	[INSERT PAGE NUMBER]
4.10	Financing	[INSERT PAGE NUMBER]
4.11	Export Compliance	[INSERT PAGE NUMBER]
4.12	Advisory Fees	[INSERT PAGE NUMBER]
4.13	Reliance	[INSERT PAGE NUMBER]
4.14	Investigation	[INSERT PAGE NUMBER]

ARTICLE V COVENANTS[INSERT PAGE NUMBER]
5.01	Access to Information.	[INSERT PAGE NUMBER]
5.02	Additions to and Modification of Schedules; Notification	[INSERT PAGE NUMBER]
5.03	Compliance with Terms of Governmental Approvals and Consents..	[INSERT PAGE NUMBER]
5.04	Use of Marks	[INSERT PAGE NUMBER]
5.05	Cooperation in Third Party Litigation	[INSERT PAGE NUMBER]
5.06	Assignments	[INSERT PAGE NUMBER]
5.07	Consents and Filings; Further Assurances	[INSERT PAGE NUMBER]
5.08	Public Announcements; Customer Contacts	[INSERT PAGE NUMBER]
5.09	Allocation of Expenses.	[INSERT PAGE NUMBER]
5.10	Allocation of Consideration	[INSERT PAGE NUMBER]
5.11	Accounts Receivable.	[INSERT PAGE NUMBER]
5.12	Accounts Payable	[INSERT PAGE NUMBER]
5.13	Bulk Sales Laws	[INSERT PAGE NUMBER]
5.14	Operation of the Business Prior to Closing	[INSERT PAGE NUMBER]
5.15	Employees Matters.	[INSERT PAGE NUMBER]
5.16	Non-Compete Agreement.	[INSERT PAGE NUMBER]
5.17	Non-Solicitation Agreements.	[INSERT PAGE NUMBER]
5.18	Protection of Privacy	[INSERT PAGE NUMBER]
5.19	Business Financial Statements	[INSERT PAGE NUMBER]
5.20	Export Compliance	[INSERT PAGE NUMBER]
5.21	Confidentiality.	[INSERT PAGE NUMBER]
5.22	Availability of Information; Registration Statement[INSERT PAGE NUMBER]
5.23	Lease	[INSERT PAGE NUMBER]
5.24	Continuity of Services by Foxconn.	[INSERT PAGE NUMBER]
5.25	Lockup.	[INSERT PAGE NUMBER]

ARTICLE VI CONDITIONS TO CLOSING[INSERT PAGE NUMBER]
6.01	Conditions to Obligations of Buyer	[INSERT PAGE NUMBER]
6.02	Conditions to Obligations of Seller	[INSERT PAGE NUMBER]

ARTICLE VII INDEMNIFICATION[INSERT PAGE NUMBER]
7.01	General Survival	[INSERT PAGE NUMBER]
7.02	Indemnification.	[INSERT PAGE NUMBER]
7.03	Manner of Indemnification.	[INSERT PAGE NUMBER]
7.04	Third-Party Claims	[INSERT PAGE NUMBER]
7.05	Exclusive Remedy	[INSERT PAGE NUMBER]
7.06	Subrogation	[INSERT PAGE NUMBER]
7.07	Damages	[INSERT PAGE NUMBER]

ARTICLE VIII TERMINATION[INSERT PAGE NUMBER]
8.01	Grounds for Termination	[INSERT PAGE NUMBER]
8.02	Effect of Termination	[INSERT PAGE NUMBER]

ARTICLE IX MISCELLANEOUS[INSERT PAGE NUMBER]
9.01	Notices	[INSERT PAGE NUMBER]
9.02	Notice of Change of Control	[INSERT PAGE NUMBER]
9.03	Amendments; Waivers.	[INSERT PAGE NUMBER]
9.04	Expenses	[INSERT PAGE NUMBER]
9.05	Successors and Assigns	[INSERT PAGE NUMBER]
9.06	Governing Law	[INSERT PAGE NUMBER]
9.07	Counterparts; Effectiveness	[INSERT PAGE NUMBER]
9.08	Entire Agreement	[INSERT PAGE NUMBER]
9.09	Captions	[INSERT PAGE NUMBER]
9.10	Severability	[INSERT PAGE NUMBER]
9.11	Construction	[INSERT PAGE NUMBER]
9.12	Dispute Resolution.	[INSERT PAGE NUMBER]
9.13	Submission to Jurisdiction; Waiver of Jury Trial.	[INSERT PAGE NUMBER]
9.14	Knowledge of Breach; Disclosure Letters	[INSERT PAGE NUMBER]
9.15	Third Party Beneficiaries	[INSERT PAGE NUMBER]
9.16	Specific Performance	[INSERT PAGE NUMBER]
9.17	No Presumption Against Drafting Party	[INSERT PAGE NUMBER]

Exhibits:

Exhibit A                      Assignment and Assumption Agreement

Exhibit B                      Bill of Sale

Exhibit C                      Intellectual Property Agreement

Exhibit D                      Patent Assignment

Exhibit E                      Transition Services Agreement

Exhibit F                      Warranty Services Agreement

Schedules:

Schedule 1.01(b)                                           List of Individuals for Purposes of Knowledge

Schedule 1.01(d)                                           List of Products

Schedule 1.01(e)                                           Transferred Contracts

Schedule 1.01(f)                                           Transferred Equipment

Schedule 1.01(g)                                           Transferred Patents

Schedule 2.02(n)                                           Excluded Assets

Schedule 2.09                                           Seller’s Wire Instructions

Schedule 5.10                                           Allocation of Consideration

Schedule 5.18                                           Privacy Policy

Schedule 5.23                                           Facilities Assets

Appendix A

to Asset Purchase Agreement

The following terms, as used in the Agreement, have the following meanings:

“Acquisition Documents” means this Agreement, the Ancillary Agreements and any other document or agreement executed in connection with any of the foregoing, together with any exhibits and schedules thereto, and in each case as modified, amended, supplemented, restated or renewed from time to time.

“Additional Inventory” means Business Inventory that is characterized as obsolete by Seller as of the Effective Time.

“Affiliate” with respect to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with, such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Ancillary Agreements” means the Assignment and Assumption Agreement, Bill of Sale, the Patent Assignment, the Intellectual Property Agreement, the Transition Services Agreement and the Warranty Services Agreement.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into by Buyer and Seller as of the Closing Date in substantially the form attached hereto as Exhibit A.

“Bill of Sale” means any Bill of Sale to be executed by Seller in favor of Buyer as of the Closing Date in substantially the form attached hereto as Exhibit B and any other bill of sale required to transfer Transferred Assets in non-U.S. jurisdictions, which shall be in a form agreed by the Parties, conforming as closely to Exhibit B as possible in light of the law of the applicable jurisdiction.

“Books and Records” means the books and records of Seller and its Subsidiaries that were prepared for and relate exclusively to the Business and that are necessary for the operation of the Transferred Assets after the Closing (excluding all personnel records or any employee information for any Business Employees).

“Business” means the business conducted by Seller and its Subsidiaries that consists of the development, sale and support of the Products as of the date of this Agreement.

“Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California or Albuquerque, New Mexico, are authorized or required by law to close.

“Business Inventory” means the Seller Inventory owned by Seller or its Subsidiaries and used or held for use exclusively in the Business as of the Closing Date.

“Buyer Accounts Payable” means all accounts payable owing by Buyer or any of its Subsidiaries in connection with the Business for raw materials or supplies received by or services rendered to Buyer or any of its Subsidiaries on or after the Effective Time.

“Buyer Accounts Receivable” means all accounts receivable, notes receivable and other current rights to payment of Buyer or any of its Subsidiaries, together with any unpaid interest or fees accrued thereon or other amounts receivable with respect thereto, and any claim, remedy or other right related to any of the foregoing, in each case generated by the operation of the Business by Buyer and its Subsidiaries on or after the Effective Time.

“Buyer Approval” means any Governmental Approval or any consent, waiver or approval of any other Person necessary for Buyer to consummate the transactions contemplated by this Agreement and the other Acquisition Documents.

“Buyer Material Adverse Effect” means any event, change or circumstance that, individually or in the aggregate with all other such events, changes or circumstances, results in or would reasonably be expected in the future to result in a material adverse effect on, or material adverse change in, the operations, financial condition, earnings, results of operations, assets or Liabilities of Buyer or any event, change or circumstance that is materially adverse to the ability of Buyer to perform its obligations under this Agreement or any of the other the Acquisition Documents to which it will be a party, to consummate the transactions contemplated hereby or thereby or to own or operate the Transferred Assets and pay the Assumed Liabilities other than such events,  changes, or circumstances reasonably attributable to: (a) economic, capital market or political conditions generally in the United States or foreign economies in any locations where the Buyer has material operations or sales, provided the events, changes, or circumstances do not have a materially disproportionate effect (relative to other industry participants) on the Buyer; (b) conditions generally affecting the industry in Buyer operates, provided the events, changes, or circumstances do not have a materially disproportionate effect (relative to other industry participants) on Buyer; (c) outbreak of hostilities or war, acts of terrorism or acts of God; (d) Buyer’s compliance with its obligations, performance under or the satisfaction of the conditions to the closing of the transactions contemplated by the Acquisition Documents; or (e) any action taken by Buyer with the prior written consent of Seller.

“Buyer Registration Rights Agreement” means the registration rights agreement dated as of February 15, 2008 between Buyer and certain purchasers of shares of Buyer Common Stock.

“Cash and Cash Equivalents” means all cash on hand and cash equivalents of Seller and its Subsidiaries (whether or not related to the Business), including currency and coins, negotiable checks, bank accounts, marketable securities, commercial paper, certificates of deposit, treasury bills, surety bonds and money market funds.

“Change of Control” of a Person shall mean the occurrence of (or any public announcement of, or entry into any agreement by such Person or any of its Subsidiaries to engage in or effect, a transaction that would result in) any of the following events or circumstances, whether accomplished directly or indirectly, or in one or a series of related transactions:

(A)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act) of more than 50% of the total voting power of the outstanding capital stock of such Person;

(B)           such Person merges with or into, or consolidates with, or consummates any reorganization or similar transaction with, another Person and, immediately after giving effect to such transaction, less than 50% of the total voting power of the outstanding capital stock of the surviving or resulting Person is “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the shareholders of such Person immediately prior to such transaction;

(C)           such Person (including through one or more of its Subsidiaries and including through any liquidation or dissolution, other than a liquidation or dissolution in connection with a reorganization or similar transaction in which the holders of the voting stock of such Person immediately prior to such transaction continue to “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the total voting power of the outstanding capital stock of the surviving entity immediately after giving effect to such transaction) sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets and properties (including capital stock of Subsidiaries) of such Person, but excluding sales, assignments, conveyances, transfers, leases or other dispositions of assets and properties (including capital stock of Subsidiaries) by such Person or any of its Subsidiaries to any direct or indirect Subsidiary of such Person; or

(D)           individuals who as of the date hereof constituted the members of the Board of Directors of such Person (together with any new or replacement directors whose election by such Board of Directors or whose nomination for election by the shareholders of such Person was approved by a vote of a majority of the members of the Board of Directors then in office who either were members of the Board of Directors as of the date hereof or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board of Directors of such Person then in office.

“Claims” means all causes of action, claims, demands, rights and privileges against third parties, whether liquidated or unliquidated, fixed or contingent, choate or inchoate.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Product” means any stand-alone product that: (a) is substantially in conformity with Seller’s or its Subsidiaries’ product specifications or data sheets corresponding to a Product; and (b) does not contain or embody substantial additional functionality; and (c) is not an Excluded Seller Product or a Core Seller Product.

“Confidentiality Agreement” means that certain Corporate Non-Disclosure Agreement #8000533 between Buyer and Seller dated January 25, 2001, as amended by an addendum thereto effective September 14, 2007.

“Competitive Business Activity” means the marketing or selling of any Competing Product.

“Contract” means each contract, agreement, option, lease, license, sale and purchase order, commitment and other instrument of any kind, whether written or oral.

“Copyrights” means copyrights and mask work rights (whether or not registered) registrations and applications therefor.

“Core Seller Products” shall mean Seller Compatible Processors, Seller Compatible Chipsets, Seller Architecture Emulators, Seller Compatible Compilers, any product that implements any Seller Bus and Flash Memory Products.

“Effective Time” means, unless otherwise agreed by the Parties, 12:01 a.m. California time on the Closing Date.

“Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation or expatriation Contract between Seller or any of its Subsidiaries and any Business Employee directly relating to such Business Employee’s terms or conditions of employment.

“Employee Plan” means any plan, program, policy, practice, agreement or other arrangements providing for compensation, severance, termination pay, pension benefits, retirement benefits, deferred compensation, performance awards, stock or stock-related awards, fringe benefits (including health, dental, vision, life, disability, sabbatical, accidental death and dismemberment benefits), or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, excluding any Employee Agreement, which is or has been maintained by Seller or its Affiliates for the benefit of any Business Employee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Environmental Laws” means any Applicable Laws of any Governmental Authority in effect as of the date hereof relating to pollution or protection of the environment.

“Excluded Seller Product” shall mean any product of Seller or any of its Subsidiaries (including revisions of such product) that: (a) is marketed or sold by Seller or any of its Subsidiaries as of the Closing Date, or has been announced to the public with a future intention of being marketed or sold by Seller, other than the Products; or (b) contains substantially greater or different functionality from any Product.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Flash Memory Products” shall mean non-volatile Integrated Circuits capable of storing data that are electrically programmable and electrically erasable, or magnetically alterable to define a logical state, including without limitation both floating gate and non-floating gate designs.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis, as in effect as of the date hereof.

“Governmental Approval” means an authorization, consent, approval, permit or license issued by, or a registration or filing with, or notice to, or waiver from, any Governmental Authority.

“Governmental Authority” means any international, supranational, foreign or domestic federal, territorial, state, provincial, regional, municipal or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing or any private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Integrated Circuit” shall mean an integrated unit comprising one or more active and/or passive circuit elements associated on one or more substrates, such unit forming, or contributing to the formation of, a circuit for performing electrical functions (including, if provided therewith, housing and or supporting means).  The definition of Integrated Circuit shall also include any and all firmware, microde or drivers, if needed to cause such circuit to perform substantially all of its intended hardware functionality, whether or not such firmware, microde or drivers are shipped with such integrated unit or installed at a later time.

“Intellectual Property” means intellectual property rights arising from or in respect of Copyrights, Trade Secrets, Patents and Trademarks.

“Intellectual Property Agreement” means the Intellectual Property Agreement to be entered into by Buyer and Seller as of the Closing Date in substantially the form attached hereto as Exhibit C.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means, with respect to any Person, the actual knowledge of such Person.  Without limiting the generality of the foregoing, with respect to any Person that is a corporation, limited liability company, partnership or other business entity, actual knowledge shall be deemed to include the actual knowledge of all directors, officers, partners and members of any such Person; provided, however, that with respect each Party, actual knowledge shall be deemed to be solely the actual knowledge of the individuals identified on Schedule 1.01(b).

"Lassen Business" means the Business as defined in the Lassen Purchase Agreement.

"Lassen Purchase Agreement" means the Asset Purchase Agreement dated as of December 17, 2007 between Buyer and Seller.

“Liability” means, with respect to any Person, any debt, liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, absolute, contingent, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, encumbrance or hypothecation in respect of such asset; provided, however, that any license of Intellectual Property shall not be considered a Lien on such Intellectual Property, including, but not limited to any licenses pursuant to this Agreement or any of the other Acquisition Documents.

“Multiemployer Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA that is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Patent Assignment” means any Patent Assignment to be executed by Seller in favor of Buyer as of the Closing Date in substantially the form attached hereto as Exhibit D and any other patent assignment required to transfer Transferred Patents in non-U.S. jurisdictions, which shall be in a form agreed by the Parties, conforming as closely to Exhibit D as possible in light of the law of the applicable jurisdiction.

“Patents” means patents and applications therefor, including continuation, divisional, continuation in part, reexamination or reissue patent applications and patents issuing thereon.

“Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due or which is being contested in good faith, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business which are either for sums not yet delinquent or are immaterial in amount, and (c) easements and other imperfections of title or other encumbrances, if any, which imperfections or encumbrances would not reasonably be expected to materially devalue the property involved or materially impair Buyer’s  ability to use the Transferred Assets in the manner in which they are currently used by the Seller and its Subsidiaries .

“Person” means an individual, corporation, partnership, association, limited liability company, proprietorship, joint venture, union, trust, estate or other similar business entity or organization, including a Governmental Authority.

“Pre-Closing Product Obligations” means Liabilities relating to any product liability, warranty, refund or similar claims or returns, adjustments, allowances, repairs or returns, accrued or arising based on Products shipped by Seller or its Subsidiaries before the Effective Time.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Effective Time and the portion of any other Tax period ending on or after the Effective Time.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending prior to the Effective Time.

“Prepayments” means all prepaid items and deposits paid by Seller or any of its Subsidiaries in connection with the Business, and any claim, remedy or other right related to any of the foregoing.

“Proceedings” means any claim, action, suit, audit, investigation, arbitration or proceeding by or before any Governmental Authority.

“Processor” means any Integrated Circuit or combination of Integrated Circuits capable of processing digital data, such as a microprocessor or coprocessor (including, without limitation, a math coprocessor, graphics coprocessor, or digital signal processor.

“Product Obligations” means Liabilities relating to any product liability, warranty, refund or similar claims or returns, adjustments, allowances, repairs or returns, accrued or arising based on Products shipped on or after the Effective Time.

“Products” means the products listed on Schedule 1.01(d).

“PTO” means the United States Patent and Trademark Office.

“Seller Accounts Payable” means all accounts payable owing by Seller or any of its Subsidiaries for raw materials or supplies received by or services rendered to Seller or any of its Subsidiaries.

“Seller Accounts Receivable” means all accounts receivable, notes receivable and other current rights to payment of Seller or any of its Subsidiaries, together with any unpaid interest or fees accrued thereon or other amounts receivable with respect thereto, and any claim, remedy or other right related to any of the foregoing.

“Seller Architecture Emulator” shall mean software, firmware or hardware that, through emulation, simulation or any other process, allows a computer that does not contain a Seller Compatible Processor (or a Processor that is not a Seller Compatible Processor) to execute binary code that is capable of being executed on a Seller Compatible Processor.

“Seller Bus” shall mean a proprietary bus or other data path first introduced by Seller or any of its Subsidiaries: (a) that is capable of transmitting and/or receiving information within an Integrated Circuit or between two or more Integrate Circuits, together with the set of protocols defining the electrical, physical, timing and functional characteristics, sequences and control procedures of such bus or data path; (b) which neither Seller nor any of its Subsidiaries (during the time that any such Subsidiary of Seller has met the requirements of being a Subsidiary of Seller) has granted a license or committed to grant a license through its participation in a government sponsored, industry sponsored or contractually formed group or any similar organization that is dedicated to creating publicly available standards or specifications; and (c) which neither Seller nor any of its Subsidiaries (during the time that any such Subsidiary of Seller has met the requirements of being a Subsidiary of Seller) has publicly disclosed without an obligation of confidentiality.

“Seller Compatible Chipsets” shall mean one or more Integrated Circuits that alone or together are capable of electrically interfacing directly (with or without buffering or pin re-assignment) with a Seller Compatible Processor to form the connection between the Seller Compatible Processor and any other device (or group of devices) including Processors, input/output devices, networks and memory.

“Seller Compatible Compiler” shall mean a compiler that generates object code that can, with or without additional linkage processing, be executed on any Seller Processor.

“Seller Compatible Processor” shall mean any Processor that (a) can perform substantially the same functions as a Seller Processor by compatibly executing or otherwise processing: (i) a substantial portion of the instruction set of a Seller Processor, (ii) object code versions of applications or other software targeted to run on or with a Seller Processor or (iii) binary code that is capable of being executed on a Seller Processor, in order to achieve substantially the same result as a Seller Processor, or (b) is substantially compatible with a Seller Bus.

“Seller Contractual Consent” means any consent, waiver or approval of the other party or parties to a Transferred Contract that is necessary for Seller or one of its Subsidiaries to assign such Transferred Contract to Buyer as contemplated by this Agreement.

“Seller Governmental Approval” means a Governmental Approval necessary for Seller to consummate the transactions contemplated by this Agreement and the other Acquisition Documents.

“Seller Inventory” means finished goods, unfinished goods, supplies, packaging materials and other inventories owned by Seller or its Subsidiaries.

“Seller Material Adverse Effect” means any event, change or circumstance that, individually or in the aggregate with all other such events, changes or circumstances, results in a material adverse effect on, or material adverse change in, the Transferred Assets, taken as a whole, or any event, change or circumstance that is materially adverse to the ability of Seller to perform its obligations under this Agreement or any of the other Acquisition Documents to which it will be a party or to consummate the transactions contemplated hereby or thereby other than such events,  changes, or circumstances reasonably attributable to: (a) economic, capital market or political conditions generally in the United States or foreign economies in any locations where the Business has material operations or sales, provided the events, changes, or circumstances do not have a materially disproportionate effect (relative to other industry participants) on the Business; (b) conditions generally affecting the industry in which Seller or the Business operates, provided the events, changes, or circumstances do not have a materially disproportionate effect (relative to other industry participants) on Seller or the Business; (c) the announcement or pendency of the transactions contemplated by the Acquisition Documents; (d) outbreak of hostilities or war, acts of terrorism or acts of God; (e) Seller’s compliance with its obligations, performance under or the satisfaction of the conditions to the closing of the transactions contemplated by the Acquisition Documents; (f) any action taken by Seller with the prior written consent of Buyer; or (g) operation of the Business in accordance in the ordinary course of business.

Seller Processor” shall mean any Processor, or proprietary extension of a third party Processor, first developed by, for or with substantial participation by Seller or any of its Subsidiaries, or the design of which has been purchased or otherwise acquired by Seller or any of its Subsidiaries, including the Seller x86 architecture, Core™, Celeron®, Pentium®, Xeon™, Itanium®, MXP, IXP, 80860 and 80960 microprocessor families and the 8097, 80287 and 80387 math coprocessor families.

“Seller Voluntary Separation Program” means Seller’s program that allows an eligible employee the opportunity to choose to voluntarily separate from Seller or one of its Subsidiaries in return for a separation package.

“Subsidiary” means, with respect to any Person, (a) any corporation, limited liability company or other similar organization as to which more than 50% of the outstanding capital stock or other securities having voting rights or power is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person’s direct or indirect subsidiaries and (b) any partnership, joint venture or other similar relationship between such Persons and any other Person.

“Taxes” means (a) all foreign, federal, state, local and other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any Liability for the payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person for Taxes; and the term “Tax” means any one of the foregoing Taxes.

“Tax Returns” means any and all written or electronic returns, certificates, declarations, reports, statements, information statements, forms or other documents filed or required to be filed with respect to any Tax, amendments thereof, and schedules and attachments thereto.

“Trademarks” means trademarks and registrations and applications therefor.

“Trade Secrets” means confidential know how, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, source code, drawings, specifications (including logic specifications), data bases, data sheets, customer lists, Customer Data and other confidential information that constitute trade secrets under applicable law, in each case excluding any rights in respect of any of the foregoing that comprise Copyrights, mask work rights or Patents.

“Transferred Contracts” means the Contracts identified on Schedule 1.01(e).

“Transferred Copyrights” means the Copyrights owned by Seller and its Subsidiaries as of the Closing Date that are embodied in the Products and used exclusively in the Business and not embodied or used in or with any other current product or services or planned product or service of Seller or any of its Subsidiaries.

“Transferred Employees” means the Business Employees who accept an offer of employment from Buyer and who begin their employment with Buyer immediately upon Closing or on such other date as may be otherwise agreed to by the Parties.

“Transferred Equipment” means  the equipment listed on Schedule 1.01(f).

“Transferred Intellectual Property” means, collectively, the Transferred Copyrights, Transferred Patents and Transferred Trade Secrets.

“Transferred Patents” means those Patents identified on Schedule 1.01(g).

“Transferred Product Materials and Information” means certain collateral materials, brochures, manuals, promotional materials, sales materials, display materials and product information materials exclusively related to the Products;

“Transferred Trade Secrets” means any Trade Secrets owned by Seller and its Subsidiaries as of the Closing Date that are embodied in the Products and used exclusively in the Business and not embodied or used in or with any other current product or service or planned product or service of Seller or any of its Subsidiaries; provided, however, that such term shall not include any rights in Trade Secrets that are described within a Patent issuing after the Closing Date related to a patent application that was filed prior to the Closing Date.

“Transition Services Agreement” means the Transition Services Agreement to be entered into by Buyer and Seller as of the Closing Date in substantially the form attached hereto as Exhibit E.

“Warranty Services Agreement” means the Warranty Services Agreement to be entered into by Buyer and Seller as of the Closing Date in substantially the form attached hereto as Exhibit F.

In addition to those terms defined above in this Appendix A, the following is an index of other defined terms, which have the respective meanings given thereto in the Sections indicated in the table below.

Definition                                                                                     Location

Additional Payment                                                                    Section 2.09                                                                         7
Agreement                                                                    Preamble                                                                         1
Assumed Liabilities                                                                    Section 2.03                                                                         4
Average Buyer Trading Price                                                                    Section 2.09                                                                         8
Basket                                                                    Section 7.02(e)                                                                         37
Business Employees                                                                    Section 3.12(d)                                                                         15
Business Financial Statements                                                                    Section 5.19                                                                         32
Business Permits                                                                    Section 2.01(i)                                                                         2
Buyer Disclosure Letter                                                                    Article IV                                                                         18
Buyer Indemnitees                                                                    Section 7.02(a)                                                                         36
Buyer Lease                                                                    Section 5.23                                                                         33
Buyer                                                                    Preamble                                                                         1
Buyer SEC Documents                                                                    Section 4.06                                                                         19
Closing                                                                    Section 2.07                                                                         7
Consideration                                                                    Section 2.06                                                                         6
Customer Data                                                                    Section 5.18                                                                         31
Determination Date                                                                    Section 2.09                                                                         7
Excluded Assets                                                                    Section 2.02                                                                         3
Excluded Liabilities                                                                    Section 2.04                                                                         5
Facility Assets                                                                    Section 5.23                                                                         33
Financial Statements                                                                    Section 3.13(a)                                                                         15
Foxconn                                                                    Section 5.24                                                                         33
Fundamental Change                                                                    Section 2.09(f)                                                                         10
Indemnification Cap                                                                    Section 7.05                                                                         39
Indemnitee                                                              Section 7.02(c)                                                                         37
Indemnitor                                                                    Section 7.02(c)                                                                         37
Landlord                                                                    Section 5.23                                                                         33
Lockup Termination Date                                                                    Section 5.25                                                                         34
Losses                                                                    Section 7.02(d)                                                                         37
Newark Facility TB1                                                                    Section 5.23                                                                         33
Newark Facility TB2                                                                    Section 5.23                                                                         33
Notice of Claim                                                                    Section 7.03(b)                                                                         38
Parties                                                                    Preamble                                                                         1
Party                                                                    Preamble                                                                         1
Possessing Party                                                                    Section 5.01(c)                                                                         22
Prepaid Inventory                                                                    Section 2.01(g)                                                                         2
Privacy Policy                                                                    Section 5.18                                                                         31
Property Tax                                                                    Section 5.09(b)                                                                         25
Receiving Party                                                                    Section 5.01(c)                                                                         22
Removal Costs                                                                    Section 5.23                                                                         33
Retained Marks                                                                    Section 5.04                                                                         23
Sales Tax                                                                    Section 5.09(f)                                                                         27
SEC                                                                    Section 4.06                                                                         19
Securities Act                                                                    Section 4.06                                                                         19
Seller Disclosure Letter                                                                    Article III                                                                         10
Seller Indemnitees                                                                    Section 7.02(b)                                                                         37
Seller Lease                                                                    Section 5.23                                                                         33
Seller                                                                    Preamble                                                                         1
Selling Group                                                                    Section 5.17                                                                         31
Share Consideration                                                                    Section 2.06                                                                         6
Termination Date                                                                     Section 8.01                                                                         40
Third Party Action                                                                    Section 7.04                                                                         38
Transferred Assets                                                                    Section 2.01                                                                         2
Transferring Subsidiary                                                                    Section 3.01                                                                         11